EXHIBIT 10.57

OFFICE LEASE AGREEMENT

BETWEEN

STARWOOD O.C. PORTFOLIO I, L.L.C.,

a Delaware limited liability company,

AS LANDLORD

AND

STARBASE CORPORATION,

a Delaware corporation,

AS TENANT

TABLE OF CONTENTS

1.	DEFINITIONS	1
2.	LEASE GRANT	2
3.	CONDITION OF PREMISES; DECLARATION OF COMMENCEMENT; LANDLORD’S WORK	2
4.	USE	3
5.	RENTAL	3
6.	SECURITY DEPOSIT	3
7.	SERVICES TO BE FURNISHED BY LANDLORD	4
8.	INCREASED TAXES	5
9.	GRAPHICS	5
10.	REPAIRS AND ALTERATIONS BY TENANT	5
11.	USE OF ELECTRICAL SERVICES BY TENANT	6
12.	ENTRY BY LANDLORD	6
13.	ASSIGNMENT AND SUBLETTING	6
14.	MECHANIC’S LIENS	7
15.	PROPERTY INSURANCE	8
16.	LIABILITY INSURANCE	8
17.	WORKER’S COMPENSATION INSURANCE	8
18.	INDEMNITY	9
19.	CASUALTY DAMAGE	9
20.	DAMAGES FROM CERTAIN CAUSES	9
21.	CONDEMNATION	10
22.	HAZARDOUS SUBSTANCES	10
23.	AMERICANS WITH DISABILITIES ACT	10
24.	EVENTS OF DEFAULT/REMEDIES	11
25.	TENANT REMEDIES	13
26.	NO WAIVER	13
27.	EVENT OF BANKRUPTCY	13
28.	PEACEFUL ENJOYMENT	14
29.	SUBSTITUTION	14
30.	HOLDING OVER	14
31.	SUBORDINATION TO MORTGAGE	15
32.	ESTOPPEL CERTIFICATE	15
33.	ATTORNEYS’ FEES	15
34.	NOTICE	15
35.	SEVERABILITY	16
36.	RECORDATION	16
37.	GOVERNING LAW	16
38.	FORCE MAJEURE	16
39.	TIME OF PERFORMANCE	16
40.	TRANSFERS BY LANDLORD	16
41.	COMMISSIONS	16
42.	JOINT AND SEVERAL LIABILITY	16
43.	AUTHORITY	16
44.	FINANCIAL CONDITION OF TENANT	16
45.	EFFECT OF DELIVERY OF THIS LEASE	16
46.	ENTIRE AGREEMENT	16
47.	NO PRESUMPTION AGAINST DRAFTING PARTY	16
48.	LANDLORD’S LIEN	17
49.	WARRANTY WAIVER	17
50.	OPTION TO EXTEND	1
51.	RIGHT TO LEASE ADDITIONAL SPACE	2
52.	OPTIONS	2
53.	ENTRY BY LANDLORD	3
54.	TENANT CONTEST OF GOVERNMENTAL REQUIREMENT	3
55.	COMPLIANCE BY LANDLORD	3
56.	MAINTENANCE AND REPAIR BY LANDLORD	3
57.	EXCLUSIONS FROM BASIC COSTS	3

-i-

BASIC LEASE INFORMATION

(Office Lease Agreement)

Landlord: Starwood O.C. Portfolio I, L.L.C., a Delaware limited liability company

A.	Building: ten (10) story building located at 4 Hutton Centre, Santa Ana, California, 92707

B.	Address (for notices):	201 East Sandpointe Avenue, Suite 440 Santa Ana, California 92707 Attn: Building Manager

C.	Building Manager:

D.	Telephone: (714) 540-5655

E.	Facsimile: (714) 540-6957

Tenant: StarBase Corporation, a Delaware corporation

    A.         Premises: Initially, the vacant shell space as identified on Exhibit “B” hereto located on the eighth (8th) floor of the

                 Building as described in the Lease. From and after the Expansion Space Commencement Date, the Premises shall include the Expansion Space described below.

        Expansion Space: The space known as Suite No. 800 as identified on Exhibit “B” hereto located on the eighth (8th)

        floor of the Building as described in the Lease.

B.	Address (for notices):

Prior to occupancy:	After occupancy:

StarBase Corporation	StarBase Corporation
18872 MacArthur Boulevard	4 Hutton Centre
Suite 3000	Santa Ana, California 92707
Irvine, California 92612	Attn: DOUG NORMAN
Attn: DOUG NORMAN	Telephone: (___) ___ -___
Telephone: (717) 442-4445	Facsimile: (___) ___ - ___
Facsimile: (717) 442-4482

Base Rental:

	Months	Monthly Rent	Annual Rent

Premises	1-60	$8,402.95	$100,835.40
Expansion Space:	1-43*	$40,711.20	$488,534.40

* Measured from the Expansion Space Commencement Date - Months 17 -60 of the Lease Term

Security Deposit:

$8,402.95 due and payable upon execution of the Lease, to be increased by $40,711.20 upon the Expansion Space Commencement Date for a total at such time of $49,114.15. Tenant shall also provide Landlord with letter(s) of credit as provided in Paragraph 6 as additional security.

Prepaid Rental:	$8,402.95 due and payable upon execution of the Lease.

Expense Base:	Actual Basic Costs for calendar year 1998 (the “Base Year”).

Commencement Date: Estimated to be October 1, 1998 for the Premises and February 23, 2000 for the Expansion Space (the “Expansion Space Commencement Date”); to be determined pursuant to Exhibit “D”, subject to modification pursuant to Paragraph 3(a) of the Lease.

Lease Term: A period of sixty (60) months for the Premises and forty-three (43) months for the Expansion Space measured from the Commencement Date and the Expansion Space Commencement Date, respectively, to end concurrently; provided that if the Commencement Date is a date other than the first day of a calendar month, the Lease Term shall consist of sixty (60) calendar months in addition to the remainder of the calendar month in which the Commencement Date occurs. Tenant shall have an option to extend the Term for one (1) five (5) year period as provided in Paragraph 50.

Approximate Area in the Premises:  4,099 square feet of Rentable Area (3,647 s.f. of Usable area).

Approximate Area in the Expansion Space:  16,963 square feet of Rentable Area (15,091 s.f. of Usable area).

Approximate Rentable Area in the Building:  203,144 square feet of Rentable Area.

After-Hours Charges: After-hours charges payable by Tenant as of the Commencement Date shall be as follows:

Air conditioning                $50.00 per hour.

Parking: From the Commencement Date through the Expansion Space Commencement Date, a total of Sixteen (16) parking spaces (twelve (12) unreserved and four (4) reserved); from and after the Expansion Space Commencement Date, a total of eighty-four (84) parking spaces, (seventy-six (76) unreserved and eight (8) reserved), all subject to the terms of the Lease including Exhibit “E”.

Broker(s): Grubb & Ellis, representing Tenant.

Guarantor(s): None.

Permitted Use: General office.

EXHIBIT “A”	PROPERTY DESCRIPTION

EXHIBIT “B”	OUTLINE AND LOCATION OF PREMISES

EXHIBIT “C”	PAYMENT OF EXCESS BASIC COST

EXHIBIT “D”	WORK LETTER AGREEMENT

EXHIBIT “E”	PARKING

EXHIBIT “F”	CERTIFICATE OF INSURANCE FOR TENANT

EXHIBIT “G”	NOTICE OF COMMENCEMENT DATE

EXHIBIT “H”	RULES AND REGULATIONS

EXHIBIT “I”	OMITTED

The foregoing Basic Lease Information shall be construed in conjunction with the references thereto contained in other provisions of the Lease and shall be limited by such other provisions. Each reference in the Lease to any of the foregoing Basic Lease Information shall be construed to incorporate each term set forth hereinabove as so limited. In the event of any conflict between any Basic Lease Information and the Lease, the terms of the Lease shall control.

OFFICE LEASE AGREEMENT

This Office Lease Agreement (the “Lease”), is made and entered into as of the 30th day of June, 1998 (the “Effective Date”), between STARWOOD O.C. PORTFOLIO I, L.L.C., a Delaware limited liability company (“Landlord”) and STARBASE CORPORATION, a Delaware corporation (“Tenant”).

W I T N E S S E T H:

1. Definitions. The following are definitions of some of the defined terms used in this Lease. The definition of other defined terms are found throughout this Lease.

(a) “Approximate Rentable Area in the Premises” shall mean the area contained within the demising walls of the Premises and any other area designated for the exclusive use of Tenant plus an allocation of the Tenant’s Pro Rata Share of the square footage of the “Common Areas” and the “Service Areas” (as defined below). For purposes of the Lease it is agreed and stipulated by both Landlord and Tenant that the Approximate Rentable Area in the Premises is as set forth in the Basic Lease Information. The Approximate Rentable Area in the Building is as specified in the Basic Lease Information. The estimates of Rentable Area within the Premises and within the Building as set forth herein may be revised at Landlord’s election if Landlord’s architect determines such estimate to be inaccurate in any material degree after examination of the final drawings of the Premises and the Building.

(b) “Base Rental” shall mean the base rental described in the Basic Lease Information which is payable by Tenant during the Lease Term, all as adjusted pursuant to Exhibit “C” and Paragraph 5 hereto. The Base Rental due for the first month during the Lease Term (referred to in the Basic Lease Information as the prepaid rent) has been deposited with Landlord by Tenant contemporaneously with the execution hereof.

(c) “Basic Costs” shall mean all direct and indirect costs and expenses incurred in connection with the Building as more fully defined in Exhibit “C” attached hereto.

(d) “Building” shall mean the office building described in the Basic Lease Information and located upon the real property (the “Property”) described in Exhibit “A” attached hereto and incorporated herein together with all appurtenances thereto, including but not limited to the parking garage which serves such Building, if any. Landlord shall have the right, exercisable without notice and without liability to any Tenant to change the name and street address of the Building.

(e) “Building Standard”, when used herein, shall mean the type, brand, quality and/or quantity of materials Landlord designates from time-to-time to be the minimum quality and/or quantity to be used in the Building or the exclusive type, grade, quality and/or quantity of material to be used in the Building and shall include, but not be limited to, the Building Standard Materials defined in the Work Letter Agreement attached hereto as Exhibit “D”, if any.

(f) “Business Day(s)” shall mean Mondays through Fridays exclusive of the normal business holidays of New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day and the additional holidays specified in 1(p) below.

(g) “Commencement Date” shall mean the date that the Term of this Lease commences as determined in accordance with the terms of Exhibit “D” (except as the same may be delayed pursuant to the provisions of Paragraph 3(a) hereof). The estimated Commencement Date is specified in the Basic Lease Information. The Commencement Date shall be confirmed by the Notice of Commencement Date attached hereto as Exhibit “G”.

(h) “Common Areas” shall mean those areas devoted to corridors, elevator foyers, mail rooms, restrooms, mechanical rooms, elevator mechanical rooms, property management office, janitorial closets, electrical and telephone closets, vending areas, and lobby areas (whether at ground level or otherwise), and other similar facilities provided for the common use or benefit of tenants generally and/or the public.

(i) “Default Rate” means the lower of (i) ten percent (10%) or (ii) the Maximum Rate.

(j) “Expansion Space” shall mean that suite of offices located within the Building, outlined in Exhibit “B” to this Lease and described in the Basic Lease Information. The Expansion Space is stipulated for all purposes to contain the “Rentable Area” specified in the Basic Lease Information.

(k) “Expansion Space Commencement Date” shall mean the date that the Term of this Lease commences with respect to the Expansion Space as determined in accordance with the terms of Exhibit “D” (except as the same may be delayed pursuant to the provisions of Paragraph 3(a) hereof). The estimated Expansion Space Commencement Date is specified in the Basic Lease Information. The Expansion Space Commencement Date shall be confirmed by the Notice of Commencement Date attached hereto as Exhibit “G”.

(l) “Guarantor(s)” shall mean the parties or parties specified in the Basic Lease Information and any other party required by Landlord to guarantee Tenant’s obligations under the Lease, if any.

(m) “Landlord’s Work” means that certain Building and/or tenant improvement work, if any, which Landlord is to perform or cause to be performed pursuant to Exhibit “D” to prepare the Premises for Tenant’s occupancy.

(n) “Lease Term” shall mean the period specified in the Basic Lease Information; provided that if the Commencement Date is a date other than the first day of a calendar month, the Lease Term shall be measured from the first day of the next succeeding calendar month and there shall be added to the Lease Term the remainder of the calendar month in which the Commencement Date occurs.

(o) “Maximum Rate”, when used herein, shall mean the greatest of the rates of interest from time-to-time permitted under applicable federal and state law. To the extent of the applicable state and federal law, the Maximum Rate shall be the highest permitted rate based upon the “indicated rate ceiling”, but to the extent now or hereafter permitted by law, Landlord may from time-to-time implement, withdraw and reinstate any ceiling as an alternative to the indicated rate ceiling, including the right to reinstate the indicated rate ceiling.

(p) “Normal Business Hours” for the Building shall mean 8:00 a.m. to 6:00 p.m. Mondays through Fridays, and 8:00 a.m. to 12:00 p.m. on Saturdays, exclusive of the normal business holidays of New Years Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day and any other two holidays as the Landlord in its sole discretion may designate.

(q) “Premises” shall mean the suite of offices located within the Building and outlined on Exhibit “B” to this Lease. The Premises are stipulated for all purposes to contain the “Rentable Area” specified in the Basic Lease Information. From and after the Expansion Space Commencement Date, the term “Premises” as used throughout this Lease shall mean and include the initial Premises and the Expansion Space.

(r) “Prime Rate” shall mean the per annum interest rate announced by and quoted in the Wall Street Journal from time-to-time (whether or not charged in each instance) as its prime or base rate

(s) “Project” means the Property, all improvements on the Property including without limitation the Building and any parking area or facilities thereon, and any adjacent land (and the improvements thereon) owned or leased by Landlord and used for additional parking for the benefit of the Building.

(t) “Security Deposit” shall mean the sum described in the Basic Lease Information to be deposited by Tenant as security for Tenant’s obligations under this Lease, unless increased at some future time pursuant to the terms herein.

(u) “Service Areas” shall mean those areas within the outside walls of the Building used for stairs, elevator shafts, flues, vents, stacks, pipe shafts and other vertical penetrations (but shall not include any such areas for the exclusive use of a particular tenant).

(v) “Tenant’s Pro Rata Share” means the ratio of Tenant’s Rentable Area to the Rentable Area of the Building as determined by Landlord.

(w) “Tenant’s Work” means that certain work of improvement, if any, which Tenant is to perform or cause to be performed pursuant to Exhibit “D” to prepare the Premises for Tenant’s occupancy.

2. Lease Grant. Subject to and upon the terms herein set forth, Landlord leases to Tenant and Tenant leases from Landlord the Premises including the Expansion Space.

3. Condition of Premises; Declaration of Commencement Date; Landlord’s Work.

(a) Subject to and upon the terms and conditions set forth in this Lease, this Lease shall be effective as of the Effective Date and shall continue in force until the Commencement Date and thereafter for the duration of the Lease Term. Notwithstanding the Commencement Date provided in Paragraph 1(g) of this Lease, Tenant’s obligation to pay rent and the Lease Term shall not commence until Landlord has substantially completed all Landlord Work to be performed by Landlord as set forth in the Work Letter Agreement attached hereto as Exhibit “D”; provided, however, that if Landlord shall be delayed in substantially completing said Landlord Work as a result of any Tenant Delay, as defined in the Work Letter Agreement, then the commencement of the Lease Term and the payment of rent shall be accelerated by the number of days of such Delay but in no event shall such commencement be prior to the Estimated Commencement Date stipulated in the Basic Lease Information.

(b) The taking of possession of the Premises by Tenant shall be conclusive evidence against Tenant that, except for the completion of any punch list items to be done or corrected by Landlord, (i) Tenant warrants and represents to Landlord that it has conducted its own independent investigation of the Premises and that Landlord’s Work is completed and the Premises are suitable for the purpose for which the same are leased, subject to any latent defect which is not discoverable upon reasonable inspection, (ii) the Property and the Building and each and every part and appurtenance thereof are in good and satisfactory condition, except for any latent defect which is not discoverable upon a reasonable inspection, and (iii) Tenant waives any defects in the Premises and its appurtenances and in all other parts of the Building and the appurtenances thereto, except for any latent defect which is not discoverable upon a reasonable inspection.

4. Use. The Premises shall be used for office purposes (the “Permitted Use”) and for no other purpose. Tenant agrees not to use or permit the use of the Premises for any purpose which is illegal, dangerous to life, limb or property or which, in Landlord’s sole judgment, creates a nuisance or which would increase the cost of insurance coverage with respect to the Building. If there shall be any increase in the cost of insurance coverage with respect to the Building which results from Tenant’s particular acts or particular conduct of business (and not the mere use of the Premises for office purposes), then such acts shall be deemed to be a default hereunder and Tenant hereby agrees to pay the amount of such increase on demand. Acceptance of such payment shall not constitute Landlord’s waiver of such default or of any of Landlord’s rights or remedies hereunder. Tenant will conduct its business and control its agents, servants, employees, customers, licensees, and invitees in such a manner as not to interfere with, annoy or disturb other tenants or Landlord in the management of the Building. Tenant will maintain the Premises in a clean and healthful condition, and comply with all laws, ordinances, orders, rules and regulations of any governmental entity with reference to the use, interior, non-structural condition or occupancy of the Premises. Tenant, at its expense, will comply with the rules and regulations of the Building adopted and altered by Landlord from time-to-time (provided any future rules or alterations thereof are reasonable and non-discriminatory) and will cause all of its agents, employees, invitees and visitors to do so. A copy of the existing rules and regulations is attached hereto as Exhibit “H” and made a part hereof. Tenant agrees not to commit or allow any waste to be committed on any portion of the Premises, and at the termination of this Lease to deliver up the Premises to Landlord in as good a condition as at the Commencement Date, ordinary wear and tear excepted.

5. Rental.

(a) Tenant covenants and agrees to pay to Landlord during the Lease Term, without any setoff or deduction except as otherwise expressly provided herein, the Base Rental, and all such other sums of money as shall become due hereunder as additional rent, all of which are sometimes herein collectively called “rent.” In the event of nonpayment of any rent, Landlord shall be entitled to exercise all such rights and remedies as are herein provided in the case of the nonpayment of Base Rental. Except as otherwise provided herein, the annual Base Rental for each calendar year or portion thereof during the Lease Term, together with Tenant’s Pro Rata Share of any Excess Basic Costs payable pursuant to Exhibit “C” hereof, shall be due and payable in advance in twelve (12) equal installments on the first day of each calendar month during the initial Term of this Lease and any extensions or renewals hereof, and Tenant hereby agrees to pay such Base Rental and any adjustments thereto to Landlord at Landlord’s address provided herein (or such other address as may be designated by Landlord in writing from time-to-time) monthly, in advance, and without notice or demand. If the Term of this Lease commences on a day other than the first day of a month or terminates on a day other than the last day of a month, then the installments of Base Rental and any adjustment thereto for such month or months shall be prorated, based on the number of days in such month. The Base Rental for the first partial month, if any, shall be payable at the beginning of said period. All such payments shall be by a good and sufficient check (subject to collection) drawn on a bank reasonably acceptable to Landlord. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the correct installment of rent due under this Lease shall be deemed to be other than a payment on account of the earliest rent due hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy provided by this Lease or applicable law. The acceptance by Landlord of an installment of rent on a date after the due date of such payment shall not be construed to be a waiver of Landlord’s right to declare a default for any other late payment. If Tenant fails to timely pay any three (3) installments of rent, Landlord at its sole option may (i) require Tenant to pay rent (as estimated by Landlord, if necessary) quarterly in advance, and, in such event, all future payments shall be made on or before the due date in cash or by cashier’s check or money order, and the delivery of Tenant’s collectible personal or corporate check shall no longer constitute payment thereof, or (ii) Landlord. may require that Tenant deposit an additional Security Deposit equal to three (3) months rent, from which Landlord, at his or her sole discretion, may satisfy any future late payments made by Tenant, and Tenant shall be required to maintain such additional Security Deposit levels throughout the remaining Term as described in subsection (ii) above, then Tenant shall have five (5) days to deposit such additional Security Deposit as required above. Nothing in this section shall relieve Tenant from its duties to pay Late Charges (as defined below). Any acceptance of Tenant’s collectible personal or corporate check thereafter by Landlord shall not be construed as a waiver of the requirement that such payments be made in cash or by cashier’s check or money order. All amounts received by Landlord from Tenant hereunder shall be applied first to the earliest accrued and unpaid rent then outstanding.

(b) To the extent allowed by law, all installments of rent not paid when due shall bear interest at the Default Rate from the date due until paid; and, in addition, all installments of rent not paid within seven (7) days of when due and payable shall incur a Late Charge equal to five percent (5%) of the outstanding balance due, provided, Landlord shall not impose a late charge for the first late payment in any calendar year unless Tenant shall fail to pay such late installment within seven (7) days of written notice from Landlord of non-payment.

(c) In addition to Base Rental payable hereunder, commencing January 1, 1999 for the Premises and September 23, 2000 for the Expansion Space, Tenant shall pay monthly as additional rent Tenant’s Pro Rata Share of the Excess Basic Costs over the Base Year Basic Costs in accordance with the provisions of Exhibit “C” attached hereto and incorporated herein for all purposes.

6. Security Deposit. The Security Deposit in the amount specified in the Basic Lease Information shall be held by Landlord without liability for interest and as security for the performance by Tenant of Tenant’s covenants and obligations under this Lease including but not limited to those set forth in Paragraph

10 hereof, It being expressly understood that the Security Deposit shall not be considered an advance payment of rent or a measure of Tenant’s liability for damages in case of default by Tenant. Landlord may, from time-to-time, without prejudice to any other remedy and without waiving such default, use the Security Deposit to the extent necessary to cure any default of Tenant hereunder, after notice to Tenant of such default. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to Its original amount. If Tenant is not in default at the termination of this Lease, the balance of the Security Deposit remaining after any such application shall be returned by Landlord to Tenant. If Landlord transfers its Interest In the Premises during the Term of this Lease, Landlord may assign the Security Deposit to the transferee and thereafter shall have no further liability for the return of such Security Deposit. Tenant agrees to look solely to such transferee or assignee or successor thereof for the return of the Security Deposit. Landlord and its successors and assigns shall not be bound by any actual or attempted assignment or encumbrance of the Security Deposit by Tenant. If Tenant is in default under this Lease more than three (3) times within any twelve-month period, irrespective of whether or not such default is cured, then, without limiting Landlord’s other rights and remedies provided for in the Lease or at law or equity, the Security Deposit shall automatically be increased by an amount equal to the greater of: (i) three (3) times the original Security Deposit, or (ii) three (3) months Base Rental. Such additional Security Deposit shall be paid by Tenant to Landlord forthwith on demand. On or before the Expansion Space Commencement Date, as a condition to Landlord’s obligation to deliver the Expansion Space to Tenant, Tenant shall deposit with Landlord, without notice or demand, an additional Forty Thousand Seven Hundred Eleven Dollars and 20/100 ($40,711.20), for a Security Deposit totaling Forty-Nine Thousand One Hundred Fourteen Dollars and 15/100 ($49,114.15).

In addition to the Security Deposit, within fourteen (14) days after execution of this Lease, Tenant shall provide Landlord with an irrevocable letter of credit (“Letter of Credit”) in the amount of One Hundred Seventeen Thousand Seven Hundred Seventy-Eight and 62/100 Dollars ($117,778.62). In the event Tenant fails to deliver said Letter of Credit to Landlord within the fourteen (14) day period set out in this Paragraph 6, such nondelivery shall be deemed to be an event of default under this Lease and Landlord shall be entitled to exercise all such rights and remedies as are herein provided. Said Letter of Credit will be reduced by one-third (1/3) annually over the first three (3) years of the initial Lease Term. If Tenant’s net worth is less than Two Million Dollars ($2,000,000.00) upon the Expansion Space Commencement Date, then, on or before the Expansion Space Commencement Date, as a condition to Landlord’s obligation to deliver the Expansion Space to Tenant, Tenant shall provide an additional irrevocable letter of credit in the amount of One Hundred Sixty-Five Thousand Three Hundred Ninety-Eight and 89/100 Dollars ($165,398.89) (the “Expansion Space Letter of Credit”).

The Letters of Credit shall be issued by a commercial bank having its principal office within the Southern California area and shall be capable of being drawn upon at a location in Southern California reasonably acceptable to Landlord. In all cases, the identity of the issuer of the Letters of Credit shall be subject to the approval of Landlord, in its solo and absolute discretion. The form of the Letters of Credit shall be subject to the review and approval of Landlord, in its sole and absolute discretion, and the Letters of Credit shall contain language allowing Landlord to draw upon the Letters of Credit upon presentation to the issuer of Landlord’s written statement that Landlord is entitled to the funds represented by such Letter of Credit in accordance with the terms of this Lease. Notification of or approval by Tenant prior to any drawing upon a Letter of Credit shall not be required. The Letters of Credit shall each be for an original term of not less than one (1) year and shall permit, if appropriate based upon the length of the remaining Term of the Lease, Landlord to draw in full upon the Letter of Credit unless Tenant furnishes to Landlord, at least thirty (30) days prior to the expiration of the Letter of Credit in question, either an extension of the Letter of Credit from the Issuer or a substitute Letter of Credit consistent with the requirements of this paragraph, in either case so that Landlord has in its possession at all times during the Term and for a period of at least two (2) weeks after Landlord recovers and accepts possession of the Premises a valid Letter of Credit capable of being drawn upon in compliance with this paragraph.

Landlord and Tenant agree that Landlord may draw upon the Letters of Credit without notice to Tenant upon the occurrence or nonoccurrence of any event entitling Landlord under this Lease to apply any portion of the Security Deposit. Landlord shall return the Letters of Credit to Tenant at such time as Landlord is obligated to return the Security Deposit to Tenant pursuant to the terms of this Lease. In the event of a sale or other disposition of the Premises, Landlord may require that Tenant furnish to Landlord’s transferee a substitute or amended Letter of Credit, naming such transferee as the beneficiary.

7. Services to be Furnished by Landlord. Landlord agrees to furnish Tenant the following services:

(a) Hot and cold water at those points of supply provided for general use of tenants in the Building, central heat and air conditioning in season, at such temperatures and in such amounts as are considered by Landlord to be standard or as required by governmental authority to accommodate building standard occupant lighting and electrical loads; provided, however, heating and air conditioning service at times other than for Normal Business Hours for the Building shall be furnished on a floor-by-floor basis only upon the written request of Tenant delivered to Landlord prior to 3:00 p.m. at least one (1) Business Day in advance of the date for which such usage is requested. Tenant shall bear the entire cost of additional service as set forth in the Basic Lease Information and subject to change from time-to-time. All additional heating ventilating and air conditioning required (if any) to accommodate Tenant’s design shall be installed at the Tenant’s expense. The cost of operation and maintenance of the equipment shall be the responsibility of the Tenant. Utilities for any additional HVAC use including electrical power, and hot or chilled water shall be separately metered and the cost of the meters, maintenance thereof, and the cost of the utilities shall be at Tenant’s expense.

(b) Routine maintenance and electric lighting service for all Common Areas and Service Areas of the Building in the manner and to the extent deemed by Landlord to be standard.

(c) Basic janitor services on Business Days; provided, however, if Tenant’s floor covering or other improvements require special treatment, Tenant shall pay the additional cleaning cost attributable thereto as additional rent upon presentation of a statement therefor by Landlord.

(d) Subject to the provisions of Paragraph 11 hereof, facilities to provide electrical current required by Tenant in its use and occupancy of the Premises.

(e) Fluorescent and incandescent bulb and ballast replacement in the Premises, Common Areas and Service Areas.

(f) Elevators for ingress and egress to and from the floor of the Premises during Normal Business Hours and with at least one elevator available at all other times.

(g) Personnel specified by Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week, fifty-two (52) weeks per year. Access control to the Building during other than Normal Business Hours shall be provided in such form as Landlord deems appropriate. Tenant shall cooperate fully In Landlord’s efforts to maintain access control to the Building and shall follow all regulations promulgated by Landlord with respect thereto. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, TENANT EXPRESSLY ACKNOWLEDGES AND AGREES THAT LANDLORD IS NOT WARRANTING THE EFFICACY OF ANY ACCESS PERSONNEL, SERVICE, PROCEDURES OR EQUIPMENT AND THAT TENANT IS NOT RELYING AND SHALL NOT HEREAFTER RELY ON ANY SUCH PERSONNEL, SERVICE, PROCEDURES OR EQUIPMENT. LANDLORD SHALL NOT BE RESPONSIBLE OR LIABLE IN ANY MANNER FOR FAILURE OF ANY ACCESS PERSONNEL, SERVICES, PROCEDURES OR EQUIPMENT TO PREVENT, CONTROL, OR APPREHEND ANYONE SUSPECTED OF CAUSING PERSONAL INJURY OR DAMAGE IN, ON OR AROUND THE PROJECT.

Landlord shall have the right at any time and from time-to-time during the Lease Term to contract for service from any company or companies providing electricity service (“Service Provider”). Tenant shall cooperate with Landlord and the Service Provider at all times and, as reasonably necessary, shall allow Landlord and Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring, and any other machinery within the Premises. Landlord shall in no way be liable or responsible for any loss, damage, or expense that Tenant may sustain or incur by reason of any change, failure, interference, disruption, or defect in the supply or character of the electric energy furnished to the Premises, or if the quantity or character of the electric energy supplied by the Service Provider is no longer available or suitable for Tenant’s requirements, no such change, failure, defect, unavailability, or unsuitability shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under the Lease. Landlord may, but is not obligated to, provide additional services hereunder; provided, however, that if Landlord does provide such extra services, Tenant agrees to pay a ten percent (10%) administration fee for the provisions of such services.

Except as otherwise expressly provided herein, the failure by Landlord to any extent to furnish, or the interruption or termination of these defined services in whole or in part, resulting from adherence to laws, regulations and administrative orders, force majeure or any other causes beyond the reasonable control of Landlord shall not render Landlord liable in any respect nor be construed as an eviction of Tenant, nor work an abatement of rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement hereof. Should any of the equipment or machinery used in the provision of such services for any cause cease to function properly, Landlord shall use reasonable diligence to repair such equipment or machinery but, except as otherwise expressly provided herein, Tenant shall have no claim for offset, abatement of rent or damages or termination of this Lease on account of an interruption in service thereby or resulting therefrom. Except as expressly provided herein, Landlord shall not be required to make any repairs to or maintain the Premises.

8. Increased Taxes. Except as otherwise provided in the Work Letter Agreement attached hereto as Exhibit “D”, all installations and improvements now or hereafter placed on or in the Premises shall be subject to the provisions of Paragraph 10 hereof and shall be for Tenant’s account and at Tenant’s cost (and Tenant shall pay ad valorem taxes and increased insurance thereon or attributable thereto), which cost shall be payable by Tenant to Landlord upon demand as additional rent. Such additional rent shall not be construed as including taxes assessed against improvements in the Premises which are subject to personal property taxes. Such personal property taxes shall remain the sole responsibility of the Tenant.

9. Graphics. Landlord shall provide and install, at Tenant’s cost, all letters or numerals on the exterior of the Premises; all such letters and numerals shall be in the standard graphics for the Building and no others shall be used or permitted on the Premises without Landlord’s prior written consent. Tenant acknowledges that the standard Building graphics are acceptable to Tenant. Except for Tenant’s suite number and/or identity sign on or at the entry doors of the Premises described herein above, Tenant shall have no right to place any sign upon the Premises, the Building or elsewhere within the Project or which can be seen from outside the Premises.

10. Repairs and Alterations by Tenant. Tenant covenants and agrees with Landlord, at Tenant’s own cost and expense, to keep the Premises in good condition and repair and to repair or replace any damage done to the Building, or any part thereof, caused by Tenant or Tenant’s agents, servants, employees, customers, licensees, or invitees. Tenant further covenants and agrees that such repairs shall restore the Building to as good a condition as it was in prior to such damage and that such repairs shall be effected in compliance with all applicable laws. If Tenant fails to make such repairs or replacements promptly, Landlord may, at its option, make such repairs or replacements, and Tenant shall pay the cost thereof to the Landlord on demand as additional rent. Tenant agrees with Landlord not to make or allow to be made any alterations to the Premises, install any vending machines on the Premises, or place signs on the Premises which are visible from outside the Premises, without first obtaining the written consent of Landlord in each such instance, which consent may be refused or given on such conditions as Landlord may elect, provided Landlord shall not unreasonably withhold its consent to any non-structural interior additions, alterations or improvements, the cost of which do not exceed $5,000 in cumulative costs during any one (1) calendar year, as long as such additions, alterations or improvements do not affect the Building equipment, plumbing, electrical or other systems and Tenant provides Landlord with notice of and any plans and specifications (if any) for such improvements at least ten (10) days prior to the commencement of any such alterations or improvements. Tenant agrees to keep the areas visible from outside the Premises in a neat, clean and attractive condition at all times. All paint, wall coverings, signs, artwork, floor materials, floor coverings, furniture and other articles visible from outside the Premises and the arrangement, style, color and appearance thereof, and any changes thereto shall be approved in advance of installation by Landlord, in its sole and absolute discretion. Tenant agrees not to place anything in the Premises which exceeds the weight bearing capacity of the structure without prior written consent of the Landlord, which may be withheld in Landlord’s sole discretion. Any and all alterations, additions, improvements, attached furniture, equipment, fixtures, and any unattached or movable equipment, furniture, trade fixtures or other personalty which was acquired with funds provided by or on behalf of Landlord installed on or located in or around the Premises shall become the property of Landlord upon termination of this Lease. In addition, all other personal property which shall remain in the Premises for more than five (5) days following either the termination of this Lease or the entry of the Premises by Landlord following Tenant’s default hereunder shall, at Landlord’s option, become the property of Landlord. Landlord may, nonetheless, require Tenant to remove such fixtures, furniture, trade fixtures, equipment, improvements, alterations, additions and personal property, including but not limited to telephone, data, and or network cabling, installed on or located in the Premises as are designated by Landlord (the “Required Removables”) at Tenant’s sole cost. Notwithstanding the foregoing, Tenant shall not be required to remove any Tenant Improvements to be installed in the Premises or Expansion Space pursuant to Exhibit “D”. If Landlord so elects, and Tenant falls to remove the Required Removables, Landlord may remove the Required Removables at Tenant’s cost, and Tenant shall pay Landlord on demand, or Landlord may deduct from Tenant’s Security Deposit, all costs Incurred In removing, storing and/or disposing of the Required Removables. Landlord, at its sole option, shall inspect any and all alterations and repairs made by or on behalf of the Tenant. All costs associated with the inspection and testing of such alterations or repairs shall be reimbursed to Landlord by Tenant within ten (10) days of such demand. Notwithstanding the terms of this Lease to the contrary, the terms of this Paragraph shall survive the expiration or earlier termination of this Lease.

11. Use of Electrical Services by Tenant. Tenant’s use of electrical services furnished by Landlord shall not exceed, either in voltage, rated capacity, or overall load that which is standard for the Building. If Tenant requests that it be allowed to consume electrical services in excess of Building Standards, Landlord may refuse to consent to such usage or may consent upon such conditions as Landlord elects.

12. Entry by Landlord. Tenant agrees to permit Landlord or its agents or representatives to enter into and upon any part of the Premises at all reasonable hours after reasonable prior notice under the circumstances (and in emergencies at all times, by any means Landlord may deem proper, and without liability therefor) to inspect the same, or to show the Premises to prospective purchasers, mortgagees, tenants, or insurers, or to clean or make repairs, alterations or additions thereto, and Tenant shall not be entitled to any abatement or reduction of rent by reason thereof.

13. Assignment and Subletting.

(a) Tenant shall not assign, sublease, transfer or encumber this Lease or any interest therein or grant any license, concession, or other right of occupancy of the Premises or any portion thereof or otherwise permit the use of the Premises or any portion thereof by any party other than Tenant (any of which events is hereinafter called an “assignment”) without the prior written consent of Landlord, which consent Landlord shall not unreasonably withhold. Any such attempted assignment in violation of the terms and covenants of this Paragraph shall, in Landlord’s sole and absolute discretion, be voidable. Consent by Landlord to one or more assignments shall not operate as a waiver of Landlord’s rights as to any subsequent assignments. In addition, Tenant shall not, without Landlord’s consent, publicly offer to assign the Lease nor advertise the Lease for assignment in any media, including but not limited to newspapers, periodicals, radio, television, circulars or brochures. If Tenant or any agent, representative or broker acting on behalf of Tenant or with Tenant’s knowledge violates the provisions of the foregoing sentence, in addition to all of the remedies which Landlord may have at law, in equity, or pursuant to the terms of this Lease, Landlord shall be entitled to seek injunctive relief preventing such action and Tenant shall be responsible for all costs incurred by Landlord in connection with seeking such injunctive relief.

(b) If Tenant requests Landlord’s consent to an assignment or sublease, Tenant shall submit to Landlord, in writing, the name of the proposed assignee or subtenant and the nature and character of the business of the proposed assignee or subtenant, the term, use, rental rate and all other material terms and conditions of the proposed assignment or sublease, including, without limitation, evidence satisfactory to Landlord that the proposed assignee or subtenant is financially responsible. Landlord shall within thirty (30) days after Landlord’s receipt of such written request and information either (i) consent to or refuse to consent to such assignment or sublease in writing (but no such consent to an assignment or sublease shall relieve Tenant or any guarantor of Tenant’s obligations under this Lease of any liability hereunder), (ii) in the event of a proposed assignment of this Lease or a proposed sublease of the entire Premises for the entire remaining Term of this Lease, terminate this Lease effective the first to occur of ninety (90) days following written notice of such termination or the date that the proposed assignment or proposed sublease would have come into effect. If Landlord should fail to notify Tenant in writing of its decision within such thirty (30) day period after the later of the date Landlord is notified in writing of the proposed assignment or sublease or the date Landlord has received all required information concerning the proposed assignee or subtenant and the proposed assignment or sublease, Landlord shall be deemed to have refused to consent to such assignment or sublease, and to have elected to keep this Lease in full force and effect. If Landlord consents to any such assignment or sublease, the assignment shall be on a form approved by Landlord, and Tenant shall pay Landlord: (i) a Five Hundred Dollar ($500.00) fee for all costs expenses incurred by Landlord in connection with the review and approval of such documentation and (ii) any attorneys’ fees incurred in connection with the review and approval of such documentation. In no event shall the proposed assignee or subtenant be an existing occupant of any space in the Building or an affiliate of such occupant.

(c) Except in connection with a “Permitted Transfer” as described below, all cash or other proceeds of any assignment of Tenant’s interest in this Lease and/or the Premises, whether consented to by Landlord or not, shall be paid to Landlord notwithstanding the fact that such proceeds exceed the rentals called for hereunder, unless Landlord agrees to the contrary In writing, and Tenant hereby assigns all rights it might have or ever acquire in any such proceeds to Landlord. In addition to the rent hereunder, Tenant hereby covenants and agrees to pay to Landlord all rent and other consideration which it receives which is in excess of the rent payable hereunder within ten (10) days following receipt thereof by Tenant, This covenant and assignment shall benefit Landlord and its successors in ownership of the Building and shall bind Tenant and Tenant’s heirs, executors, administrators, personal representatives, successors and assigns. In addition to any other rights and remedies which Landlord may have hereunder, at law or in equity, if Tenant has failed to pay any rent due hereunder on or before five (5) days following the date on which it is due, Landlord shall have the right to contact any assignee and require that from that time forward all payments made pursuant to the assignment shall be made directly to the Landlord. Any assignee of Tenant’s interest in this Lease (all such assignees being hereinafter referred to as “Successors”), by occupying the Premises and/or assuming Tenant’s obligations hereunder, shall be deemed to have assumed liability to Landlord for all amounts paid to persons other than Landlord by such Successors in consideration of any such assignment in violation of the provisions hereof.

(d) If Tenant is a corporation and if at any time during the Lease Term the person or persons who own the voting shares at the time of the execution of this Lease cease for any reason, including but not limited to merger, consolidation or other reorganization involving another corporation, to own a majority of such shares or if Tenant is a partnership and if at any time during the Lease Term the general partner or partners who own the general partnership interests in the partnership at the time of the execution of this Lease, cease for any reason to own a majority of such interests (except as the result of transfers by gift, bequest or inheritance to or for the benefit of members of the immediate family of such original shareholder(s) or partner(s)), such an event shall be deemed to be an assignment. The preceding sentence shall not apply whenever Tenant is a corporation, the outstanding stock of which is listed on a recognized security exchange, or if at least eighty percent (80%) of its voting stock is owned by another corporation, the voting stock of which is so listed.

(e) Tenant shall, despite any permitted assignment or sublease, remain directly and primarily liable for the performance of all the covenants, duties, and obligations of Tenant hereunder and Landlord shall be permitted to enforce the provisions of this Lease against Tenant or any assignee or sublessee without demand upon or proceeding in any way against any other person. Moreover, if the rental due and payable by a sublessee (or a combination of the rental payable under such sublease, plus any bonus or other consideration thereof incident thereto) exceeds the Rent payable under this Lease, or if, with respect to a permitted assignment, permitted license, or other transfer by Tenant permitted by Landlord, the consideration payable to Tenant by the assignee, licensee or other transferee exceeds fifty percent (50%) of the Rent payable under this Lease, after deducting Tenant’s costs (including tenant improvements and broker costs), then Tenant shall be bound and obligated to pay Landlord all such excess rental and other excess consideration within ten (10) days following receipt thereof by Tenant from such sublessee, assignee, licensee or other transferee, as the case may be.

(f) Notwithstanding anything to the contrary contained in this Paragraph 13, Tenant may assign this Lease or sublet the Premises or any portion thereof (each of the following a “Permitted Transfer”) to any corporation which controls, is controlled by or is under common control with Tenant, or to any corporation resulting from a merger or consolidation with Tenant, or to any person or entity which acquires all the assets of Tenant’s business as a going concern (collectively, “Permitted Transferee”), provided that: (a) at least twenty (20) days prior to such transfer, Tenant delivers to Landlord a current financial statement and financial statements for the preceding two (2) years for the Permitted Transferee, and such other information concerning the business background and financial condition of the Permitted Transferee as Landlord may reasonably request; (b) if an assignment, the assignee assumes, in full, the obligations of Tenant under this Lease (or if a sublease, the sublessee of a portion of the Premises or Term assumes, in full, the obligations of Tenant with respect to such portion); (c) the financial net worth of the Permitted Transferee is not less than that of Tenant as of the date of execution of this Lease and as of the date of such transfer; (d) Tenant remains fully liable under this Lease; and (e) the use of the Premises under Article 8 remains unchanged. No Permitted Transfer pursuant to this Subparagraph (f) shall release Tenant of Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay the rent and to perform all other obligations to be performed by Tenant hereunder. In any event, Tenant’s Letters of Credit shall remain in place unless Landlord shall specifically consent to the cancellation of such Letters of Credit in connection with any such transfer.

14. Mechanic’s Liens. Tenant will not permit any mechanic’s liens or other liens to be placed upon the Premises, the Building, or the Property and nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any person for the performance of any labor or the furnishing of any materials to the Premises, the Building, or the Property or any part thereof, nor as giving Tenant any right, power, or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to any mechanic’s or other liens against the Premises, the Building, or the Property. If any such lien is attached to the Premises, the Building, or the Property, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same. Any amount paid by Landlord for any of the aforesaid purposes including, but not limited to, attorneys’ fees, shall be paid by Tenant to Landlord promptly on demand as additional rent. If Landlord does consent to the performance of any labor or the furnishing of any materials to the Premises, the Building, or the

Property by any party, which consent must be in writing, Tenant shall be responsible for insuring that all such persons procure and maintain insurance coverage against such risks, in such amounts and with such companies as Landlord may require, including, but not limited to, Builder’s Risk and Worker’s Compensation insurance. Tenant shall within ten (10) days of receiving such notice of lien or claim (i) have such lien or claim released or (ii) deliver to Landlord a bond in form, content, amount and issued by surety, satisfactory to Landlord, indemnifying, protecting, defending and holding harmless the indemnitees (as defined in Paragraph 18) against all costs and liabilities resulting from such lien or claim and the foreclosure or attempted foreclosure thereof.

15. Property Insurance.

(a) Landlord shall maintain fire and extended coverage insurance on the Building and the Premises in such amounts as Landlord elects. The cost of such insurance shall be included as a part of the Basic Costs, and payments for losses thereunder shall be made solely to Landlord or the mortgagees of Landlord as their interests shall appear.

(b) Tenant shall maintain at its expense, in an amount equal to full replacement cost, fire and extended coverage insurance on all of its personal property, including removable trade fixtures and leasehold and tenant improvements, located in the Premises and in such additional amounts as are required to meet Tenant’s obligations pursuant to Paragraph 19 hereof and with deductibles in an amount reasonably satisfactory to Landlord. Tenant shall furnish certificates of such insurance, as outlined in Exhibit “F”, and such other evidence satisfactory to Landlord of the maintenance and timely renewal of such insurance, and Tenant shall obtain and deliver to Landlord a written obligation on the part of each insurer to notify Landlord at least thirty (30) days prior to the modification, cancellation or expiration of such insurance policies. If Tenant does not deliver to Landlord a policy or certificate evidencing such insurance at least twenty (20) days prior to the expiration date of each expiring policy, Landlord may obtain such insurance as Landlord may reasonably require to protect Landlord’s interest (which obtaining of insurance shall not be deemed to be a waiver of Tenant’s default hereunder). The cost to Landlord of obtaining such policies, plus an administrative fee in the amount of fifteen percent (15%) of the cost of such policies shall be paid by Tenant to Landlord as additional rent upon demand.

(c) Landlord and Tenant hereby waive on behalf of themselves and their respective insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action, against the other, its agents, officers, and employees and Building Manager, for any loss or damage that may occur to the Premises, or any improvements thereto or the Building of which the Premises are a part, or any improvements thereto, or any personal property therein, by reason of fire, the elements, or any other cause(s) which are, or could be, insured against under the terms of the standard fire and extended coverage insurance policies referred to in this Paragraph 15, regardless of whether such insurance is actually maintained and regardless of the cause or origin of the damage involved, including sole, joint or concurrent, negligence of the other party, its agents, officers, employees, or Building Manager.

16. Liability Insurance.

(a) Tenant and Landlord shall each maintain during the Term of this Lease a policy or policies of commercial general liability insurance (including endorsement or separate policy for owned or non-owned automobile liability) with respect to the respective activities of each in the Building and the Project, with the premiums thereon fully paid on or before the due date, issued by and binding upon an insurance company or companies approved by Landlord. Such insurance shall afford minimum protection of not less than $1,000,000.00 per occurrence per person coverage for bodily injury, property damage, personal injury, or combination thereof. The term “personal injury” herein used means false arrest, detention or imprisonment, malicious prosecution, wrongful entry, libel and slander. If only a combined single limit coverage is available, it shall be for at least $1,000,000.00 per occurrence with an umbrella policy of at least $5,000,000.00 combined single limit per occurrence. Tenant’s insurance policy shall name Landlord, and Building Manager as an additional insured and shall include coverage for the contractual liability of Tenant to indemnify Landlord and Building Manager pursuant to Paragraph 18 of this Lease and shall have deductibles in an amount reasonably satisfactory to Landlord. Tenant shall furnish certificates of such insurance, as outlined in Exhibit “F”, and such other evidence satisfactory to Landlord of the maintenance of all insurance coverages required hereunder, and Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least thirty (30) days before cancellation of or a material change to any such insurance. All such insurance policies shall be in form and issued by companies reasonably satisfactory to Landlord.

(b) Tenant hereby waives subrogation on its behalf and on behalf of its insurer, to the extent subrogation on a paid claim can be legally waived prior to loss by contract between the parties, with respect to any payment made by such insurer under any liability policy. Landlord shall not be liable to the Tenant or any insurance company (by way of subrogation or otherwise) insuring the Tenant for any loss or damage for bodily injury or personal injury, or any resulting loss of income, or losses from worker’s compensation laws or benefits, even though such loss or damage might have been occasioned by the negligence of Landlord, its agents or employees, or Building Manager, if any such loss or damage is covered by insurance benefiting the party suffering such loss or damage or was required to be covered by insurance pursuant to this Lease.

17. Worker’s Compensation Insurance.

(a) Tenant shall obtain and maintain in force worker’s compensation in full compliance with all applicable state and federal laws and regulations and covering all employees of Tenant and employer’s liability insurance of not less than $500.000 to cover Tenant’s liability to its employees. Tenant shall furnish certificates of such insurance and such other evidence satisfactory to Landlord of the maintenance of all insurance coverages required hereunder, and Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least thirty (30) days before cancellation of or a material change to any such insurance. All such insurance policies shall be in form and issued by companies reasonably satisfactory to Landlord.

(b) Tenant hereby waives subrogation on its behalf and on behalf of its insurer, to the extent subrogation on a paid claim can be legally waived prior to loss by contract between the parties, with respect to any payment made pursuant to a worker’s compensation policy. Landlord shall not be liable to the Tenant or any insurance company (by way of subrogation or otherwise) insuring the Tenant for any loss or damage for bodily injury or personal injury, or any resulting loss of income, or losses from worker’s compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of Landlord, its agents or employees, or Building Manager, if any such loss or damage is covered by insurance benefiting the party suffering such loss or damage or was required to be covered by insurance pursuant to this Lease.

18. Indemnity. Neither Landlord nor any of its officers, directors, employees, Building Manager, or agents shall be liable to Tenant, or to Tenant’s agents, servants, employees, customers, licensees, or invitees for any injury to person or damage to property caused by any act, omission, or neglect of Tenant, its agents, servants, employees, customers, invitees, licensees or any other person entering the Building or upon the Property under the invitation of Tenant or arising out of the use of the Property, Building or Premises by Tenant and the conduct of its business or out of a default by Tenant in the performance of its obligations hereunder. Tenant hereby indemnifies and holds Landlord and its officers, directors, employees, Building Manager and agents (“Indemnitees”) harmless from all liability and claims for any property damage, or bodily injury or death of, or personal injury to, a person in or on the Premises, or at any other place, including the Property or the Building, caused, in whole or in part, by Tenant, its employees, agents, servants, customers, invitees or licensees and this indemnity shall be enforceable to the full extent whether or not such liability and claims are the result of the sole, joint or concurrent acts, negligent or intentional, or otherwise, of Tenant, or its employees, agents, servants, customers, invitees or licensees. Such indemnity for the benefit of Indemnitees shall be enforceable even if indemnitees, or any one or more of them have or has caused or participated in causing such liability and claims by their joint or concurrent acts, negligent or intentional, or otherwise. Landlord shall in no event be liable to Tenant for any consequential damages or for loss of revenue or income and Tenant waives any and all claims for any such damages. Notwithstanding the terms of this Lease to the contrary, the terms of this Paragraph shall survive the expiration or earlier termination of this Lease.

19. Casualty Damage. If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord. In case the Building shall be so damaged that substantial alteration or reconstruction of the Building shall, in Landlord’s sole opinion, be required (whether or not the Premises shall have been damaged by such casualty), or if less than two (2) years of the Lease Term remain, or if any mortgagee of Landlord’s should require that the insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt, or in the event of any material uninsured loss to the Building, Landlord may, at its option, terminate this Lease by notifying Tenant in writing of such termination within ninety (90) days after the date of such casualty. If Landlord does, not thus elect to terminate this Lease, Landlord shall commence and proceed with reasonable diligence to restore the Building, and the improvements located within the Premises, if any, for which Landlord had financial responsibility pursuant to the Work Letter Agreement attached hereto as Exhibit “D” (except that Landlord shall not be responsible for delays not within the control of Landlord), to substantially the same condition in which it was immediately prior to the happening of the casualty. Notwithstanding the foregoing, Landlord’s obligation to restore the Building, and the improvements located within the Premises, if any, for which Landlord had financial responsibility pursuant to the Work Letter Agreement, shall not require Landlord to expend for such repair and restoration work more than the insurance proceeds actually received by the Landlord as a result of the casualty and Landlord’s obligation to restore shall be further limited so that Landlord shall not be required to expend for the repair and restoration of the improvements located within the Premises, if any, for which Landlord had financial responsibility pursuant to the Work Letter Agreement, more than the dollar amount of the Allowance, if any, described in the Work Letter Agreement. When the repairs described in the preceding two sentences have been completed by Landlord, Tenant shall complete the restoration of all improvements, including furniture, fixtures and equipment, which are necessary to permit Tenant’s reoccupancy of the Premises. Except as set forth above, all cost and expense of reconstructing the Premises shall be borne by Tenant, and Tenant shall present Landlord with evidence satisfactory to Landlord of Tenant’s ability to pay such costs prior to Landlord’s commencement of repair and restoration of the Premises. Tenant shall not be entitled to receive any credit or payment with respect to any portion of the Reconstruction Allowance not actually spent upon restoration of the Premises. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof, except that, subject to the provisions of the next sentence, Landlord shall allow Tenant a fair diminution of rent during the time and to the extent the Premises are unfit for occupancy. This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of California Civil Code Section 1932, Subsection 2, and Section 1933, Subsection 4 (and any successor statutes thereof permitting the parties to terminate this Lease as a result of any damage or destruction).

20. Damages from Certain Causes. Landlord shall not be liable to Tenant for any injury to person or damage to property sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in the Premises or any other portion of the Building caused by the Premises or any other portion of the Building becoming out of repair or by defect in or failure of equipment, pipes, or wiring, or by broken glass, or by the backing up of drains, or by gas, water, steam, electricity, or oil leaking, escaping or flowing into the Premises (except where due to Landlord’s willful failure to make repairs required to be made pursuant to other provisions of this Lease, after the expiration of a reasonable time after written notice to Landlord of the need for such repairs), nor shall Landlord be liable to Tenant for any loss or damage that may be occasioned by or through the acts or omissions of other tenants of the Building or of any other persons whomsoever, including, but not limited to riot, strike, insurrection, war, court order, requisition, order of any governmental body or authority, acts of God, fire or theft.

21. Condemnation. If the whole or any substantial part of the Premises, or if the Building or any portion thereof which would leave the remainder of the Building unsuitable for use as an office building comparable to its use on the Commencement Date, shall be taken or condemned for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, then Landlord may, at its option, terminate this Lease and the rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of said Premises or said portion of the Building shall occur, If this lease is not terminated, the rent for any portion of the Premises so taken or condemned shall be abated during the unexpired Term of this Lease effective when the physical taking of said portion of the Premises shall occur, All compensation awarded for any such taking or condemnation, or sale proceeds in lieu thereof, shall be the property of Landlord, and Tenant shall have no claim thereto, the same being hereby expressly waived by Tenant, except for any portions of such award or proceeds which are specifically allocated by the condemning or purchasing party for the taking of or damage to trade fixtures of Tenant, which Tenant specifically reserves to itself.

22. Hazardous Substances. Tenant hereby represents and warrants to Landlord the following:

(a) No toxic or hazardous substances or wastes, pollutants or contaminants (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyis, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, radon, or any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. 9601-9657, as amended (collectively, “Environmental Pollutants”) other than customary office supplies and cleaning supplies stored and handled within the Premises in accordance with all applicable laws, will be generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Project, and no activity shall be taken on the Project, by Tenant, its agents, employees or contractors, that would cause or contribute to (i) the Project or any part thereof to become a generation, treatment, storage or disposal facility within the meaning of or otherwise bring the Premises within the ambit of the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. 5901 et. seq., or any similar state law or local ordinance, (ii) a release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants, from the Project or any part thereof within the meaning of, or otherwise result in liability in connection with the Premises within the ambit of, CERCLA, or any similar state law or local ordinance, or (iii) the discharge of pollutants or effluents into any water source or system, the dredging or filling of any waters, or the discharge into the XXX of any emissions, that would require a permit under the Federal Water Pollution Control Act, 33 U.S.C. 1251 et. seq., or the Clean Air Act, 42 U.S.C. 7401 et. seq., or any similar state law or local ordinance.

(b) Tenant agrees to indemnify and hold Indemnitees (as defined in Paragraph 18 herein) harmless from and against, and to reimburse Indemnitees with respect to, any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Landlord at any time and from time-to-time by reason of or arising out of the breach of any representation or warranty contained in Paragraph 22(a) above.

(c) Tenant shall immediately notify Landlord in writing of any release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants of which Tenant has knowledge, whether or not the release is in quantities that would require, under law, the reporting of such release to a governmental or regulatory agency.

(d) Tenant shall also immediately notify Landlord in writing of, and shall contemporaneously provide Landlord with a copy of: (i) any written notice of release of hazardous wastes or substances, pollutants or contaminants on the Project that is provided by Tenant or any subtenant or other occupant of the Premises to a governmental or regulatory agency; (ii) any notice of a violation, or a potential or alleged violation, of any Environmental Law (any federal and state law or local ordinance discussed in Paragraph 22(a) above) that is received by Tenant or any subtenant or other occupant of the Premises from any governmental or regulatory agency; (iii) any inquiry, investigation, enforcement, cleanup, removal, or other action that is instituted or threatened by a governmental or regulatory agency against Tenant or any subtenant or other occupant of the Premises and that relates to the release or discharge of hazardous wastes or substances, pollutants or contaminants on or from the Project; (iv) any claim that is instituted or threatened by any third-party against Tenant or any subtenant or other occupant of the Premises and that relates to any release or discharge of hazardous wastes or substances, pollutants or contaminants on or from the Premises; and (v) any notice of the loss of any environmental operating permit by Tenant or any subtenant or other occupant of the Premises.

Failure to comply with this section shall constitute a material default under the Lease. Notwithstanding the terms of this Lease to the contrary, the terms of this Paragraph shall survive the expiration or earlier termination of this Lease.

23. Americans with Disabilities Act. Tenant agrees to comply with all requirements of the Americans with Disabilities Act (the “ADA”), 42 U.S.C. 12101 et. seq., applicable to the Premises and such other current acts or other subsequent acts (whether federal or state), which address like issues and any amendments to the ADA or any such other acts to the extent pertaining to the occupancy, use, alteration, improvement or business operations of or by Tenant within the Premises. Tenant agrees to indemnify and hold Landlord harmless from any and all expenses, liabilities, costs or damages suffered by Landlord as a result of additional obligations which may be imposed on the Building or the Property under the ADA or any such acts by virtue of

Tenant’s use, alteration, improvement, business operations and/or occupancy Tenant acknowledges that it will be wholly responsible for compliance with the ADA and such other acts even if a provision of this Lease may arguably be construed as authorizing a violation of the ADA or any such other act. Any such provision shall be interpreted in a manner which permits compliance with the ADA and such other acts and is hereby amended to permit such compliance.

24. Events of Default/Remedies.

(a) The following events shall be deemed to be events of default under this Lease:

(i) Any failure by Tenant to pay when due any Base Rental or other rent payable by Tenant to Landlord under this Lease which is not cured within three (3) days of written notice of non-payment; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure, Section 1161 (hereinafter sometimes referred to as a “Monetary Default”);

(ii) Any failure by Tenant (other than a Monetary Default) to comply with any term, provision or covenant of this Lease, which failure is not cured within ten (10) days after delivery to Tenant of notice of the occurrence of such failure; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure, Section 1161 and provided further that, if the nature of Tenant’s default is such that more than ten (10) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said ten (10) day period and thereafter diligently prosecute such cure to completion, which completion shall occur not later than sixty (60) days from the date of such notice from Landlord;

(iii) Tenant or any Guarantor shall become insolvent, or shall make a transfer in fraud of creditors, or shall commit an act of bankruptcy or shall make an assignment for the benefit of creditors, or Tenant or any Guarantor shall admit in writing its inability to pay its debts as they become due;

(iv) Tenant or any Guarantor shall file a petition under any section or chapter of the United States Bankruptcy Code, as amended, pertaining to bankruptcy, or under any similar law or statute of the United States or any State thereof, or Tenant or any Guarantor shall be adjudged bankrupt or insolvent in proceedings filed against Tenant or any Guarantor thereunder; or a petition or answer proposing the adjudication of Tenant or any Guarantor as a bankrupt or its reorganization under any present or future federal or state bankruptcy or similar law shall be filed in any court and such petition or answer shall not be discharged or denied within sixty (60) days after the filing thereof;

(v) A receiver or trustee shall be appointed for all or substantially all of the assets of Tenant or any Guarantor or of the Premises or of any of Tenant’s property located thereon in any proceeding brought by Tenant or any Guarantor, or any such receiver or trustee shall be appointed in any proceeding brought against Tenant or any Guarantor and shall not be discharged within sixty (60) days after such appointment or Tenant or such Guarantor shall consent to or acquiesce in such appointment;

(vi) The leasehold estate hereunder shall be taken on execution or other process of law in any action against Tenant;

(vii) Tenant shall abandon or vacate any substantial portion of the Premises without the prior written permission of Landlord. If Tenant or any other person acting on Tenant’s behalf has removed, is removing or has made preparations to remove (other than in the normal course of business) goods, equipment, fixtures or other property from the Premises in amounts substantial enough to indicate a probable intent to abandon or vacate the Premises without the prior written permission of Landlord, Tenant’s abandonment of the Premises shall be deemed conclusively established for all purposes;

(viii) Tenant shall fail to take possession of and occupy the Premises within thirty (30) days following the Commencement Date and thereafter conduct its operations in the Premises for the Permitted Use as set forth in Paragraph 4 hereof;

(ix) The liquidation, termination, dissolution, forfeiture of right to do business or death of Tenant or any Guarantor.

(b) Upon the occurrence of any event or events of default under this Lease, whether enumerated in this Paragraph or not, in addition to all other remedies that may be available to Landlord at law or in equity, Landlord shall have the option to pursue any one or more of the following remedies without any notice (except as expressly prescribed herein) or demand for possession whatsoever (and without limiting the generality of the foregoing, except as otherwise expressly provided in this Lease, Tenant hereby specifically waives notice and demand for payment of rent or other obligations due and waives any and all other notices or demand requirements imposed by applicable law):

(i) Terminate this Lease upon written notice to Tenant, in which event Landlord may recover from Tenant:

(1) the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus

(2) the worth at the time of the award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(3) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(4) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom including, but not limited to: unamortized tenant improvement costs; attorneys’ fees; brokers’ commissions; the costs of refurbishment, alterations, renovation and repair of the Premises; and removal (including the repair of any damage caused by such removal) and storage (or disposal) of Tenant’s personal property, equipment, fixtures, Tenant alterations, tenant improvements and any other items which Tenant is required under this Lease to remove but does not remove.

As used in Paragraph 24(b)(i)(1) and 24(b)(i)(2) above, the “worth at the time of award” is computed by allowing interest at the Default Rate set forth in Paragraph 1. As used in Paragraph 24(b)(i)(3) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

If Landlord notifies Tenant of its election to terminate this Lease, Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises upon termination of the Lease hereunder, Landlord may without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying said Premises, or any part thereof, by force, if necessary, without being liable for prosecution or any claim of damages therefor, and Tenant hereby agrees to pay to Landlord on demand the amount of all loss and damage which Landlord may suffer by reason of such termination, whether through inability to relet the Premises on satisfactory terms or otherwise, specifically including but not limited to all Costs of Reletting (hereinafter defined) and any deficiency that may arise by reason of any reletting.

(ii) Without terminating this Lease, enter upon and take possession of the Premises and expel or remove Tenant or any other person who may be occupying said Premises, or any part thereof, by force, if necessary, without having any civil or criminal liability therefor and without terminating this Lease. Landlord may (but shall be under no obligation to) relet the Premises or any part thereof for the account of Tenant, in the name of Tenant or Landlord or otherwise, without notice to Tenant for such term or terms which may be greater or less than the period which would otherwise have constituted the balance of the Lease Term and on such conditions (which may include concessions or free rent) and for such uses as Landlord in its absolute discretion may determine, and Landlord may collect and receive any rents payable by reason of such reletting. Tenant agrees to pay Landlord on demand all Costs of Reletting and any deficiency that may arise by reason of such reletting. Landlord shall not be responsible or liable for any failure to relet the Premises or any part thereof or for any failure to collect any rent due upon any such reletting. No such re-entry or taking of possession of the Premises by Landlord shall be construed as an election on Landlord’s part to terminate this Lease unless a written notice of such termination is given to Tenant. If Landlord elects to terminate Tenant’s right to possession of the Premises without terminating this Lease, Tenant shall continue to be liable for all rent and Landlord shall use reasonable efforts to relet the Premises or any part thereof to a substitute tenant or tenants for a period of time equal to or lesser or greater than the remainder of the Term on whatever terms and conditions Landlord, in Landlord’s good faith discretion, deems advisable. For purposes hereof, Landlord shall be deemed to have used “reasonable efforts” to relet if Landlord places its customary “For Lease” sign within the Premises and places the Premises for lease with a reputable broker. In no event shall Landlord be obligated to lease the Premises in priority to other space within the Building.

(iii) Enter upon the Premises, by force, if necessary, without having any civil or criminal liability therefor, and do whatever Tenant is obligated to do under the terms of this Lease and Tenant agrees to reimburse Landlord on demand for any expense which Landlord may incur in thus affecting compliance with Tenant’s obligations under this Lease together with interest at the Default Rate and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action, whether caused by the negligence of Landlord or otherwise.

(iv) Continue this Lease in full force and effect, whether or not Tenant shall have abandoned the Premises. The foregoing remedy shall also be available to Landlord pursuant to California Civil Code Section 1951.4, and any successor statute thereof, in the event Tenant has abandoned the Premises. If Landlord elects to continue this Lease in full force and effect pursuant to this Paragraph 24(b)(iv), then Landlord shall be entitled to enforce all of its rights and remedies under this Lease, including the right to recover rent as it becomes due. Landlord’s election not to terminate this Lease pursuant to this Paragraph 24(b)(iv) or pursuant to any other provision of this Lease, at law or in equity, shall not preclude Landlord from subsequently electing to terminate this Lease or pursuing any of its other remedies. In order to regain possession of the Premises and to deny Tenant access thereto, Landlord or its agent may, at the expense and liability of the Tenant, alter or change any or all locks or other security devices controlling access to the Premises without posting or giving notice of any kind to Tenant. Landlord shall have no obligation to provide Tenant a key or grant Tenant access to the Premises so long as Tenant is in default under this Lease. Tenant shall not be entitled to recover possession of the Premises, terminate this Lease, or recover any actual, incidental, consequential, punitive, statutory or other damages or award of attorneys’ fees, by reason of Landlord’s alteration or change of any lock or other security device and the resulting exclusion from the Premises of the Tenant or Tenant’s agents, servants, employees, customers, licensees, invitees or any other persons from the Premises. Landlord may, without notice, remove and either dispose of or store, at Tenant’s expense, any property belonging to Tenant that remains in the Premises after Landlord has regained possession thereof.

(c) For purposes of this Lease, the term “Costs of Reletting” shall mean all costs and expenses incurred by Landlord in connection with the reletting of the Premises, including without limitation the cost of cleaning, renovation, repairs, decoration and alteration of the Premises for a new tenant or tenants, advertisement, marketing, brokerage and legal fees, the cost of protecting or caring for the Premises while vacant, the cost of removing and storing any property located on the Premises, any increase in insurance premiums caused by the vacancy of the Premises and any other out-of-pocket expenses incurred by Landlord including tenant inducements such as the cost of moving the new tenant or tenants and the cost of assuming any portion of the existing lease(s) of the new tenant(s).

(d) Except as otherwise herein provided, no repossession or re-entering on the Premises or any part thereof pursuant to subparagraph (b) hereof or otherwise shall relieve Tenant or any Guarantor of its liabilities and obligations hereunder, all of which shall survive such repossession or re-entering. Notwithstanding any such repossession or re-entering on the Premises or any part thereof by reason of the occurrence of an event of default, Tenant will pay to Landlord the Base Rental and other rent or other sum required to be paid by Tenant pursuant to this Lease.

(e) No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, applicable law or in equity. In addition to other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable law, to injunctive relief in case of the violation, or attempted or threatened violation, of any of the covenants, agreements, conditions or provisions of this Lease, or to a decree compelling performance of any of the other covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord at law or in equity. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default.

(f) This Paragraph 24 shall be enforceable to the maximum extent such enforcement is not prohibited by applicable law, and the unenforceability of any portion thereof shall not thereby render unenforceable any other portion. To the extent any provision of applicable law requires some action by Landlord to evidence or effect the termination of this Lease or to evidence the termination of Tenant’s right of occupancy, Tenant and Landlord hereby agree that written notice by Landlord to any of Tenant’s agents, servants or employees, which specifically sets forth Landlord’s intention to terminate, shall be sufficient to evidence and effect the termination herein provided for.

25. Tenant Remedies. Except to the extent specifically provided herein, Tenant shall not have the right to an abatement of rent or to terminate this Lease as a result of Landlord’s default as to any covenant or agreement contained in this Lease or as a result of the breach of any promise or inducement in connection herewith, whether in this Lease or elsewhere and Tenant hereby waives such remedies of abatement of rent and termination. Tenant hereby agrees that Tenant’s remedies for default hereunder or in any way arising in connection with this Lease including any breach of any promise or inducement or warranty, express or implied, shall be limited to suit for direct and proximate damages (and shall expressly exclude consequential damages and loss of revenue or income) following delivery of all applicable notices to Landlord required under this Lease. Notwithstanding anything to the contrary contained in this Lease, the liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to the interest of Landlord in the Building and the Property and the rents and proceeds thereof and Tenant agrees to look solely to Landlord’s interest in the Building and the Property and the rents and proceeds thereof for the recovery of any judgment against the Landlord, it being intended that the obligations of Landlord under this Lease (including any actual or alleged breach or default by Landlord) do not constitute personal obligations of Landlord or the individual partners, directors, officers, members or shareholders of Landlord or Landlord’s partners, and Tenant shall not seek recourse against the individual partners, directors, officers, members or shareholders of Landlord or against Landlord’s partners or any other persons or entities having any interest in Landlord, or any of their personal assets for satisfaction of any liability with respect to this Lease. Tenant hereby covenants that, prior to the filing of any suit for direct and proximate damages, it shall give Landlord and all mortgagees whom Tenant has been notified hold mortgages or deed of trust liens on the Property, Building or Premises (“Landlord’s Mortgagees”) notice and reasonable time to cure any alleged default by Landlord.

26. No Waiver. Failure of Landlord to declare any default immediately upon its occurrence, or delay in taking any action in connection with an event of default, shall not constitute a waiver of such default, nor shall it constitute an estoppel against Landlord, but Landlord shall have the right to declare the default at any time and take such action as is lawful or authorized under this Lease. Failure by Landlord to enforce its rights with respect to any one default shall not constitute a waiver of its rights with respect to any subsequent default. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance of surrender of the Premises.

27. Event of Bankruptcy. In addition to, and in no way limiting, the other remedies set forth herein Landlord and Tenant agree that if Tenant ever becomes the subject of a voluntary or involuntary bankruptcy, reorganization, composition, or other similar type proceeding under the federal bankruptcy laws, as now enacted or hereinafter amended, then:

(a) “Adequate protection” of Landlord’s interest in the Premises pursuant to the provisions of Section 361 and 363 (or their successor sections) of the Bankruptcy Code, 11 U.S.C. Paragraph 101, et seq. (such Bankruptcy Code as amended from time-to-time being herein referred to as the “Bankruptcy

Code”), prior to assumption and/or assignment of the Lease by Tenant shall include, but not be limited to all (or any part) of the following:

(i) the continued payment by Tenant of the Base Rental and all other rent due and owing hereunder and the performance of all other covenants and obligations hereunder by Tenant;

(ii) the hiring of security guards to protect the Premises if Tenant abandons and/or ceases operations; such obligation of Tenant only to be effective so long as Tenant remains in possession and control of the Premises to the exclusion of Landlord;

(iii) the furnishing of an additional/new Security Deposit by Tenant in the amount of three (3) times the then-current monthly Base Rental and other rent payable hereunder.

(b) “Adequate assurance of future performance” by Tenant and/or any assignee of Tenant pursuant to Bankruptcy Code Section 365 will include (but not be limited to) payment of an additional/new Security Deposit in the amount of three (3) times the then-current Base Rental payable hereunder.

(c) Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code, shall be deemed without further act or deed to have assumed all of the obligations of Tenant arising under this Lease on and after the effective date of such assignment. Any such assignee shall, upon demand by Landlord, execute and deliver to Landlord an instrument confirming such assumption of liability.

(d) Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of the Landlord under this Lease, whether or not expressly denominated as “rent”, shall constitute “rent” for the purposes of Section 502(b)(6) of the Bankruptcy Code.

(e) If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other considerations payable or otherwise to be delivered to Landlord (including Base Rentals and other rent hereunder), shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the bankruptcy estate of Tenant. Any and all monies or other considerations constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord shall be held in trust by Tenant or Tenant’s bankruptcy estate for the benefit of Landlord and shall be promptly paid to or turned over to Landlord.

(f) If Tenant assumes this Lease and proposes to assign the same pursuant to the provisions of the Bankruptcy Code to any person or entity who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to the Tenant, then notice of such proposed offer/assignment, setting forth (i) the name and address of such person or entity; (ii) all of the terms and conditions of such offer, and (iii) the adequate assurance to be provided Landlord to assure such person’s or entity’s future performance under the Lease, shall be given to Landlord by Tenant no later than twenty (20) days after receipt by Tenant, but in any event no later than ten (10) days prior to the date that Tenant shall make application to a court of competent jurisdiction for authority and approval to enter into such assumption and assignment, and Landlord shall thereupon have the prior right and option, to be exercised by notice to Tenant given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such persons or entity, less any brokerage commission which may be payable out of the consideration to be paid by such person for the assignment of this Lease.

(g) To the extent permitted by law, Landlord and Tenant agree that this Lease is a contract under which applicable law excuses Landlord from accepting performance from (or rendering performance to) any person or entity other than Tenant within the meaning of Sections 365(c) and 365(e)(2) of the Bankruptcy Code.

28. Peaceful Enjoyment. Tenant shall, and may peacefully have, hold, and enjoy the Premises, subject to the other terms hereof, provided that Tenant pays the rent and other sums herein recited to be paid by Tenant and performs all of Tenant’s covenants and agreements herein contained. This covenant and any and all other covenants of Landlord shall be binding upon Landlord and its successors only with respect to breaches occurring during its or their respective periods of ownership of the Landlord’s interest hereunder.

30. Holding Over. In the event of holding over by Tenant after expiration or other termination of this Lease, or if Tenant continues to occupy the Premises after the termination of Tenant’s right of possession pursuant to Paragraph 24(b) hereof, Tenant shall become a Tenant at sufferance, and, throughout the first three (3) months of any permitted holdover period, Tenant shall pay rent equal to one hundred fifty percent (150%) of the Base Rental and, throughout any remaining permitted holdover period, Tenant shall pay rent equal to two hundred percent (200%) of the Base Rental and additional rent which would have been applicable had the Term of this Lease continued through the period of such holding over by Tenant. No holding over by Tenant or payments of money by Tenant to Landlord after the expiration of the Term of this Lease shall be construed to extend the Term of this Lease or prevent Landlord from recovery of immediate possession of the Premises by summary proceedings or otherwise unless Landlord has sent written notice to Tenant that Landlord has elected to extend the term of the Lease. Tenant shall be liable to Landlord for all damage, including any consequential damage, which Landlord may suffer by reason of any holding over by Tenant and Tenant shall Indemnify Landlord against any and all claims made by any other tenant or prospective tenant against Landlord for delay by Landlord in delivering possession of the Premises to such other tenant or prospective tenant.

31. Subordination to Mortgage. Tenant accepts this Lease subject and subordinate to any mortgage, deed of trust or other lien presently existing or hereafter arising upon the Premises, or upon the Building and/or the Property and to any renewals, modifications, refinancings and extensions thereof, but Tenant agrees that any such mortgagee shall have the right at any time to subordinate such mortgage, deed of trust or other lien to this Lease on such terms and subject to such conditions as such mortgagee may deem appropriate in its discretion. This clause shall be self-operative and no further instrument of subordination shall be required. However, Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage, deed of trust or other lien now existing or hereafter placed upon the Premises, or the Building and/or the Property and Tenant agrees upon demand to execute such further instruments subordinating this Lease or attorning to the holder of any such liens as Landlord may request. The terms of this Lease are subject to approval by the Landlord’s existing lender(s) and any lender(s) who, at the time of the execution of this Lease, have committed or are considering committing to Landlord to make a loan secured by all or any portion of the Property, and such approval is a condition precedent to Landlord’s obligations hereunder. If Tenant fails to execute any subordination or other agreement required by this Paragraph promptly as requested, Tenant hereby irrevocably constitutes Landlord as its attorney-in-fact to execute such instrument in Tenant’s name, place and stead, it being agreed that such power is one coupled with an interest in Landlord and is accordingly irrevocable. Tenant agrees that it will from time-to-time upon request by Landlord execute and deliver to such persons as Landlord shall request a statement in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates to which rent and other charges payable under this Lease have been paid, stating that Landlord is not in default hereunder (or if Tenant alleges a default stating the nature of such alleged default) and further stating such other matters as Landlord shall reasonably require.

32. Estoppel Certificate. Tenant agrees periodically to furnish within ten (10) days after so requested by Landlord, ground lessor or the holder of any deed of trust, mortgage or security agreement covering the Building, the Land, or any interest of Landlord therein, a certificate signed by Tenant certifying: (a) that this Lease is in full force and effect and unmodified (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications); (b) as to the Commencement Date and the date through which Base Rental and Tenant’s Estimated Additional Rental have been paid; (c) that Tenant has accepted possession of the Premises and that any improvements required by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant; (d) that except as stated in the certificate no Rent has been paid more than thirty (30) days in advance of its due date; (e) that the address for notices to be sent to Tenant is as set forth in this Lease (or has been changed by notice duly given and is as set forth in the certificate); (f) that except as stated in the certificate, Tenant, as of the date of such certificate, has no charge, lien, or claim of offset against Rent due or to become due; (g) that except as stated in the certificate, Landlord is not then in default under this Lease; (h) as to the amount of Rentable Area then occupied by Tenant; (i) that there are no renewal or extension options, purchase options, rights of first refusal or the like in favor of Tenant except as set forth in this Lease; (j) the amount and nature of accounts payable to Landlord under terms of this Lease; and (k) as to such other matters as may be requested by Landlord or ground lessor or the holder of any such deed of trust, mortgage or security agreement. Any such certificate may be relied upon by any ground lessor, prospective purchaser, secured party, mortgagee or any beneficiary under any mortgage, deed of trust on the Building or the Land or any part thereof or interest of Landlord therein. Tenant’s failure to deliver such estoppel certificate within such time shall be conclusive upon Tenant that: (a) this Lease is in full force and effect without modification, except as may be represented by Landlord; (b) there are no uncured defaults in Landlord’s or Tenant’s performance; and (c) not more than one (1) month’s rental has been paid in advance. Tenant shall indemnify, defend (with counsel reasonably approved by Landlord in writing) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys’ fees and court costs) attributable to any failure by Tenant to timely deliver any such estoppel certificate to Landlord pursuant to this Paragraph 32.

33. Attorneys’ Fees. If either party defaults in the performance of any of the terms of this Lease and the other party employs an attorney in connection therewith, the defaulting party agrees to pay the prevailing party’s reasonable attorneys’ fees.

34. Notice. Any notice in this Lease provided for must, unless otherwise expressly provided herein, be in writing, and may, unless otherwise in this Lease expressly provided, be given or be served by depositing the same in the United States mail, postage paid and certified with return receipt requested, or by nationally recognized overnight personal delivery service, or by facsimile transmission or by prepaid telegram, when appropriate, addressed to the party to be notified at the address stated in this Lease or such other address notice of which has been given to the other party or by delivering the same in person to such party or an officer or partner of such party. Notice deposited in the mail in the manner hereinabove described shall be effective as of the date it is so deposited. Notice by facsimile transmission shall be effective as of the time posted on the sender’s transmission sheet acknowledging completion of the transmission. Notice delivered in person or by overnight delivery service shall be effective upon receipt. Neither party hereto shall be required to send any notice, request, demand, consent, approval, or other communication required or permitted under this Lease to more than two (2) other addresses in addition to the Premises.

35. Severability. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

36. Recordation. Tenant agrees not to record this Lease or any memorandum hereof.

37. Governing Law. This Lease and the rights and obligations of the parties hereto shall be interpreted, construed, and enforced in accordance with the laws of the State of California.

38. Force Majeure. Whenever a period of time is herein prescribed for the taking of any action by Landlord, Landlord shall not be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions, or any other cause whatsoever beyond the control of Landlord.

39. Time of Performance. Except as expressly otherwise herein provided, with respect to all required acts of Tenant, time is of the essence of this Lease.

40. Transfers by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder and in the Building and Property referred to herein, and in such event and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of Landlord for the performance of such obligations.

41. Commissions. Landlord and Tenant hereby indemnify and hold each other harmless against any loss, claim, expense or liability with respect to any commissions or brokerage fees claimed on account of the execution and/or renewal of this Lease due to any action of the indemnifying party.

42. Joint and Several Liability. If there is more than one Tenant, or if the Tenant as such is comprised of more than one person or entity, the obligations hereunder imposed upon Tenant shall be joint and several obligations of all such parties.

43. Authority. If Tenant is a corporation (including any form of professional association), partnership (general or limited), or other form of organization other than an individual, then each individual executing or attesting this Lease on behalf of Tenant hereby covenants, warrants and represents: (i) that such individual is duly authorized to execute or attest and deliver this Lease on behalf of Tenant in accordance with the organizational documents of Tenant; (ii) that this Lease is binding upon Tenant; (iii) that Tenant is duly organized and legally existing in the state of its organization, and is qualified to do business in the State of California; (iv) that upon request, Tenant will provide Landlord with true and correct copies of all organizational documents of Tenant, and any amendments thereto; and (v) that the execution and delivery of this Lease by Tenant will not result in any breach of, or constitute a default under any mortgage, deed of trust, lease, loan, credit agreement, partnership agreement or other contract or instrument to which Tenant is a party or by which Tenant may be bound. If Tenant is a corporation, Tenant will, prior to the Commencement Date, deliver to Landlord a copy of a resolution of Tenant’s board of directors authorizing or ratifying the execution and delivery of this Lease, which resolution will be duly certified to Landlord’s satisfaction by the secretary or assistant secretary of Tenant.

44. Financial Condition of Tenant. Tenant acknowledges that the financial capability of Tenant to perform its obligations hereunder is material to Landlord and that Landlord would not enter into this Lease but for its belief, based on its review of Tenant’s financial statements, that Tenant is capable of performing such financial obligations. Tenant hereby represents, warrants and certifies to Landlord that its financial statements are true and correct in all material respects.

45. Effort of Delivery of This Lease. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery hereof does not constitute an offer to Tenant or option. This Lease shall not be effective until an original of this Lease executed by both Landlord and Tenant and an original Guaranty, if applicable, in the form attached hereto as Exhibit “I” executed by each Guarantor is delivered to and accepted by Landlord, and this Lease has been approved by Landlord’s mortgagee.

46. Entire Agreement. This Lease Agreement, including the Addendum, all Exhibits referenced in the Basic Lease Information or attached hereto constitutes the entire agreement between the parties hereto with respect to the subject matter of this Lease. Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease. All understandings and agreements heretofore had between the parties are merged in this Lease which alone fully and completely expresses the agreement of the parties, neither party relying upon any statement or representation not embodied in this Lease.

47. No Presumption Against Drafting Party. Landlord and Tenant understand, agree and acknowledge that (i) this Lease has been freely negotiated by both parties; and (ii) in any controversy, dispute or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall not be Inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

48. Landlord’s Lien. Omitted

49. Warranty Waiver. LANDLORD, ITS OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, ATTORNEYS AND CONTRACTORS MAKE NO WARRANTY, EXPRESSED OR IMPLIED WITH RESPECT TO SUCH PROJECT OR THE PREMISES OR ITS CONDITION. NO WARRANTY OF MATERIALS, WORKMANSHIP OR APPLIANCES HAS BEEN MADE OR IS EXPRESSED OR IMPLIED BY THIS LEASE. LANDLORD, ITS OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, ATTORNEYS AND CONTRACTORS EXPRESSLY DISCLAIM AND TENANT EXPRESSLY WAIVES ANY WARRANTY OF HABITABILITY, GOOD AND WORKMANLIKE CONSTRUCTION, SUITABILITY, OR DESIGN OR FITNESS FOR A PARTICULAR PURPOSE AND EXPRESSLY DISCLAIM AND TENANT EXPRESSLY WAIVES ANY WARRANTY AS TO THE ENVIRONMENTAL CONDITIONS OF SUCH PROJECT OR PREMISES AND THE PRESENCE OR CONTAMINATION BY HAZARDOUS MATERIALS. TENANT IS NOT RELYING ON ANY REPRESENTATIONS BY LANDLORD OR LANDLORD’S OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, ATTORNEYS AND CONTRACTORS. TENANT EXPRESSLY WAIVES, TO THE EXTENT ALLOWED BY LAW, ANY CLAIMS UNDER FEDERAL, STATE OR OTHER LAW THAT TENANT MIGHT OTHERWISE HAVE AGAINST LANDLORD RELATING TO THE CONDITION OF SUCH PROJECT OR PREMISES OR THE IMPROVEMENT OR PERSONAL PROPERTY LOCATED THEREON OR THE PRESENCE IN OR CONTAMINATION OF THE PROJECT OR THE PREMISES BY HAZARDOUS MATERIALS.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease in multiple original counterparts as of the day and year first above written.

“LANDLORD”		STARWOOD O.C. PORTFOLIO I, L.L.C., a Delaware limited liability company

	By:	Starwood O.C. Holdings, L.L.C., a Delaware limited liability company, its sole member

By: Transwestern O.C., L.L.C., a Delaware limited liability company, a manager and member

By: /s/ RANDAL S. BESSOLO Randal S. Bessolo Managing Director

“TENANT”		STARBASE CORPORATION, a Delaware corporation

By: /s/ DOUGLAS S. NORMAN
Name: Douglas S. Norman
Title: Director of Finance

By: /s/ WILLIAM STOW
Name: William Stow
Title: CEO

ADDENDUM TO OFFICE LEASE

This ADDENDUM TO OFFICE LEASE (“Addendum”) is attached to, incorporated into and amends and supplements that certain Office Lease (the “Lease”) dated June 30, 1998 by and between STARWOOD O.C. PORTFOLIO I, L.L.C., a Delaware limited liability company (“Landlord”), and STARBASE CORPORATION, a Delaware corporation (“Tenant”). Landlord and Tenant agree that notwithstanding anything contained in the Lease to the contrary, the Lease as modified by the provisions set forth in this Addendum represents the full negotiated agreement of the parties, and the provisions of this Addendum will be deemed to be a part of the Lease and will supersede any contrary or conflicting provision in the Lease and prevail and control for all purposes. This Addendum, together with the Lease itself, and all other Exhibits, Riders and Addenda attached thereto represents the fully integrated and binding agreement of the parties. All references in the Lease and in this Addendum to “Lease” are to be construed to mean the Lease as amended and supplemented by this Addendum. All terms used in this Addendum, unless specifically defined in this Addendum, have the same meaning as such terms have in the Lease.

50. Option to Extend.

(a) Subject to the terms of this Paragraph 50 and Paragraph 52, entitled “Options”, Landlord hereby grants to Tenant one (1) option (the “Extension Option”) to extend the Term of this Lease with respect to the entire Premises for one additional period of five (5) years (the “Option Term”), on the same terms, covenants and conditions as provided for in this Lease during the initial Term, except that Base Rental shall be established based on the “fair market rental rate” for the Premises for the Option Term as defined and determined in accordance with the provisions of this Paragraph 50 below, and as extended, the Term shall be five (5) years and Tenant shall have no further options to extend unless otherwise agreed by Landlord in its sole and absolute discretion.

(b) The Extension Option must be exercised, if at all, by written notice (“Extension Notice”) delivered by Tenant to Landlord no later than the date which is six (6) months, and no earlier than the date which is nine (9) months prior to the expiration of the initial Term of this Lease.

(c) The term “fair market rental rate” as used in this Addendum shall mean the annual amount per rentable square foot, which as of the date of determination is projected for and throughout the Option Term to be acceptable to a willing, non-equity tenant (excluding sublease and assignment transactions), and a willing landlord of a “Class A” quality office building located in the Santa Ana/Costa Mesa/Irvine, California area (“Comparison Area”), in an arm’s length transaction (what Landlord is accepting in then current transactions for the Building may be considered), for space of comparable size or greater, comparable in quality and floor height as the leased area at issue taking into account the age and layout of the existing improvements in the leased area at issue and taking into account items that professional real estate brokers customarily consider, including, but not limited to, rental rates, office space availability, tenant size, tenant improvement allowances, operating expenses and allowance, parking charges, free rent, free parking and any other lease concessions, if any, then being charged or granted by Landlord or the lessors of such similar office buildings.

(d) Landlord’s determination of fair market rental rate shall be delivered to Tenant in writing not later than thirty (30) days following Landlord’s receipt of Tenant’s Extension Notice. Tenant will have thirty (30) days (“Tenant’s Review Period”) alter receipt of Landlord’s notice of the fair market rental rate within which to accept such fair market rental rate or to object thereto in writing. Tenant’s failure to accept the fair market rental rate submitted by Landlord in writing within Tenant’s Review Period will conclusively be deemed Tenant’s disapproval thereof. If Tenant objects to or is deemed to have disapproved the fair market rental rate submitted by Landlord within Tenant’s Review Period, then Landlord and Tenant will attempt in good faith to agree upon such fair market rental rate using their best good faith efforts. If Landlord and Tenant fail to reach agreement on such fair market rental rate within fifteen (15) days following the expiration of Tenant’s Review Period (the “Outside Agreement Date”), then the Extension Option will be deemed void and of no further force or effect, unless within ten (10) days after the Outside Agreement Date, Tenant demands appraisal, in which event each party’s determination will be submitted to appraisal in accordance with the provisions below.

(e) (i) Landlord and Tenant shall each appoint one appraiser who shall by profession be a real estate broker who has been active over the five (5) year period ending on the date of such appointment in the leasing of high-rise office space in the Comparison Area. Each such appraiser will be appointed within thirty (30) days after the Outside Agreement Date.

(ii) The two (2) appraisers so appointed will within fifteen (15) days of the date of the appointment of the last appointed appraiser agree upon and appoint a third appraiser who shall be qualified under the same criteria set forth herein above for qualification of the initial two (2) appraisers.

(iii) The determination of the appraisers shall be limited solely to the issue of whether Landlord’s or Tenant’s last proposed (as of the Outside Agreement Date) new fair market rental rate for the Premises is the closest to the actual new fair market rental rate for the Premises as determined by the appraisers, taking into account the requirements of Paragraph (c) and this Paragraph (e) regarding same.

(iv) The three (3) appraisers shall within thirty (30) days of the appointment of the third appraiser reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted new fair market rental rate, and shall notify Landlord and Tenant thereof.

(v) The decision of the majority of the three (3) appraisers shall be binding upon Landlord and Tenant. The cost of each party’s appraiser shall be the responsibility of the party selecting such appraiser, and the cost of the third appraiser (or arbitration, if necessary) shall be shared equally by Landlord and Tenant.

(vi) If either Landlord or Tenant fails to appoint an appraiser within the time period in Paragraph (e)(i) herein above, the appraiser appointed by one of them shall reach a decision, notify Landlord and Tenant thereof and such appraiser’s decision shall be binding upon Landlord and Tenant.

(vii) If the two (2) appraisers fail to agree upon and appoint a third appraiser, both appraisers shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration.

(viii) In the event that the new Base Rental is not established prior to end of the initial Term of the Lease, the Base Rental immediately payable at the commencement of the Option Term shall be the Base Rental established by Landlord for the Option Term pursuant to the foregoing. Notwithstanding the above, once the fair market rental is determined in accordance with this section, the parties shall settle any overpayment or underpayment on the next Base Rental payment date falling not less than thirty (30) days after such determination and shall enter into an amendment to this Lease confirming the terms of the determination.

51. Right to Lease Additional Space.

(a) Subject to the terms of this Paragraph 51, Paragraph 50 (with respect to the determination of the fair market rental rate) and Paragraph 52, entitled “Options”, Tenant shall have a one-time right to lease (“Tenant’s Right to Lease”) the entire ninth (9th) floor of the Building to the extent such space becomes available for lease to third parties after the expiration of any existing lease fur such space during the Lease Term, Including the expiration of all renewal or extension options, and after the existing tenant or occupant vacates such space (“First Offer Space”). Tenant’s Right to Lease Is subject and subordinate to the rights of all other existing tenants of the Building with prior expansion or lease rights relative to the First Offer Space.

(b) Promptly following written request (“Tenant Request”) by Tenant (which may not be given more than twice in any twelve (12) consecutive month period), Landlord will give Tenant written notice of the availability of the First Offer Space and the date the existing tenant or occupant, if any, is expected to vacate such space (“Landlord’s Availability Notice”). Within five (5) days following delivery of Landlord’s Availability Notice, Tenant will have the right to request from Landlord in writing a written statement setting forth the basic economic terms, including, but not limited to, Landlord’s determination of the Base Rental, tenant improvement allowance, if any, and all other economic terms and conditions (collectively, the “Economic Terms”), upon which Landlord is willing to lease the First Offer Space to Tenant or to a third party. Such Economic Terms will represent Landlord’s reasonable determination of the fair market rental rate for the First Offer Space. Such fair market rental rate shall have the meaning set forth in Paragraph 50.

(c) Within five (5) business days after receipt of the Economic Terms from Landlord, Tenant must give Landlord written notice pursuant to which Tenant shall elect to either: (i) lease the First Offer Space upon such Economic Terms and the same non-Economic Terms as set forth in the Lease with respect to the Premises; (ii) refuse to lease the First Offer Space, specifying that such refusal is not based upon the Economic Terms, but upon Tenant’s lack of need for the First Offer Space, in which event Landlord may at any time thereafter lease the First Offer Space to any party upon any terms Landlord deems appropriate; or (iii) refuse to lease the First Offer Space, specifying that such refusal is based upon the Economic Terms, in which event Tenant will also specify revised Economic Terms upon which Tenant is willing to lease the First Offer Space (provided that Tenant may not specify a different lease term for the First Offer Space). Tenant’s failure to timely choose either clause (i), clause (ii) or clause (iii) above will be deemed to be Tenant’s choice of clause (ii) above.

(d) If Tenant gives Landlord notice pursuant to clause (c)(iii) above, Landlord may elect, within five (5) days following receipt of such notice from Tenant, either to: (i) lease the First Offer Space to Tenant upon such revised Economic Terms proposed by Tenant, and the same other non-Economic Terms as set forth in this Lease; or (ii) lease the First Offer Space at any time thereafter to any third party upon terms which are not substantially more favorable to said party than the Economic Terms originally proposed by Tenant. Landlord’s failure to timely choose either clause (i) or clause (ii) above will be deemed to be Landlord’s choice of clause (ii) above.

(e) If Tenant chooses (or is deemed to have chosen) clause (c)(ii) above, or if Landlord chooses (or is deemed to have chosen) clause (d)(ii) above, Tenant’s Right to Lease the First Offer Space will be null and void and of no further force or effect. If Tenant exercises its Right to Lease as provided herein, the parties will promptly thereafter execute an amendment to this Lease to include the First Offer Space in the Premises and to document the lease terms thereof.

(f) As provided above, Tenant’s Right to Lease is subject to all expansion and extension rights and other rights to lease, as applicable, which Landlord has granted to other tenants prior to the date of this Lease. Thus, Landlord’s Economic Terms will be delivered to Tenant only after Landlord has appropriately notified and received negative responses from all other tenants with rights in the First Offer Space superior to Tenant’s rights.

52. Options.

(a) As used in this Paragraph, the word “Option” means the Extension Option pursuant to Paragraph 50 herein and the Right to Lease Additional Space pursuant to Paragraph 51.

(b) The Options are personal to the original Tenant executing this Lease and any “Permitted Transferee” and may be exercised only by the original Tenant executing this Lease or any “Permitted Transferee” while occupying the entire Premises and without the intent of thereafter assigning this Lease or subletting the Premises (as expanded) and may not be exercised or be assigned, voluntarily or involuntarily, by any person or entity other than the original Tenant executing this Lease or any “Permitted Transferee”. The Options are not assignable separate and apart from this Lease, nor may any Option be separated from this Lease in any manner, either by reservation or otherwise.

(c) Tenant shall have no right to exercise an Option, notwithstanding any provision of the grant of Option to the contrary, and Tenant’s exercise of an Option may be nullified by Landlord and deemed of no further force or effect, if Tenant shall be in default, after written notice and the expiration of any applicable cure period as provided in Paragraph 24 of the Lease, of any monetary obligation or material non-monetary obligation under the terms of this Lease as of Tenant’s exercise of the Option or at any time after the exercise of such Option and prior to the commencement of the Option Term, or if Landlord has given Tenant two (2) or more notices of default, whether or not such defaults are subsequently cured during any twelve (12) consecutive month period of the Term.

(d) Tenant’s Options are hereby deemed economic terms which Landlord, in its sole and absolute discretion, may or may not offer in conjunction with any future extensions of the Term.

53. Entry by Landlord. Notwithstanding anything to the contrary contained in this Lease, in the event Landlord enters the demised Premises as permitted pursuant to any provision of this Lease, Landlord shall use its best efforts to cause the least practicable interference with Tenant’s business and its use and occupancy of the demised Premises, and provided further, if Tenant, as a result of such entry by Landlord or as a result of Landlord’s failure to perform any repair or alteration required by this Lease, is unable to conduct its business in any portion of the demised Premises for three (3) consecutive days all Base Rental and additional rent shall thereafter be proportionately abated until Tenant can resume the conduct of its business in all portions of the demised Premises. Landlord agrees, at its expense, to repair and restore the demised Premises subsequent to performing any work therein to the condition existing prior thereto.

54. Tenant Contest of Governmental Requirement. Tenant may, at its expense (and if necessary, in the name of, but without expense to, Landlord) contest, by appropriate proceedings prosecuted diligently and in good faith, the validity, or applicability to the Tenant or the demised Premises, of any law, ordinance, order, rule, regulation or requirement of any Governmental Authority (collectively, “Legal Requirement”), and Landlord shall cooperate with Tenant in such proceedings and Tenant may delay compliance with such Legal Requirement during the course of such proceeding provided that: (a) Landlord shall not be subject to criminal penalty or to prosecution for a crime nor shall the demised Premises or any part thereof be subject to being condemned or vacated, by reason of non-compliance or otherwise by reason of such contest; (b) Tenant shall defend, indemnify and hold harmless Landlord against all liability, loss or damage which Landlord shall suffer by reason of such non-compliance or contest, including reasonable attorneys’ fees and other expenses reasonably incurred by Landlord; (c) such non-compliance or contest shall not constitute or result in any violation of any mortgage, or if such mortgage shall permit such non-compliance or contest on condition of the taking of action or furnishing of security by Landlord, such action shall be taken and such security shall be furnished at the expense of Tenant; and (d) Tenant shall keep Landlord advised as to the status of such proceedings.

55. Compliance by Landlord. Landlord represents that on the date of delivery of possession of the demised Premises to Tenant by Landlord, the demised Premises shall be in compliance with all applicable laws, ordinances and regulations of all Governmental Authorities and shall be free of violations and latent defects. Landlord agrees that if at any time or times any Governmental Authorities or insurance rating bureaus having jurisdiction shall complain that a portion of the demised Premises was not on the date of delivery of possession of such portion of the demised Premises to Tenant; constructed in compliance with any law, ordinance or regulation of any Governmental Authority or insurance rating bureau having jurisdiction and shall request compliance, then Landlord shall, upon receipt of notice of such complaint, cause such repairs, alterations or other work to be done so as to bring about the compliance requested.

56. Maintenance and Repair by Landlord. Landlord shall perform all necessary structural repairs to the Premises and shall operate and maintain the Building in a manner consistent with first class office buildings in Santa Ana, California.

57. Exclusions From Basic Costs. Basic Costs shall exclude or have deducted from them, as the case may be:

(1)	salaries and other compensation and benefits to employees above the grade of manager;

(2)	amounts received by Landlord through proceeds of insurance or from other persons or entities (other than other tenants, which are covered in clause (7) below) to the extent they are compensation for sums previously included in Basic Costs;

(3)	cost of repairs or replacements incurred by reason of fire or other casualty or condemnation and the amount of any deductible, if applicable, maintained by Landlord under any casualty insurance for the Building;

(4)

costs incurred in performing any alterations, repairs, installations or work (collectively, “Work”) or furnishing services or utilities for any tenant, whether at such tenant’s or Landlord’s expense, to the extent that such Work or service is in excess of any Work or service or utilities that Landlord is obligated to furnish to Tenant at Landlord’s expense;

(5)	refinancing costs and interest on debt and amortization payments on any mortgage financing or other debt;

(6)	leasing commissions, rental concessions and lease buy-outs and other expenses incurred in connection with leasing space in the Building, including, without limitation, work or alterations to any tenantable space in the Building;

(7)	any expense for which Landlord is entitled to be reimbursed by any tenant as an additional charge in excess of Base Rental and Tenant’s Pro Rata Share of Basic Costs;

(8)	amortization and depreciation, except as otherwise specifically provided;

(9)	overhead and profit increment paid to subsidiaries or affiliates of Landlord for services, management, supplies or other materials to the extent that such costs exceed the costs of such services, management supplies or other materials were they not rendered by such affiliate or subsidiary;

(10)	rental under any ground or underlying lease;

(11)	professional fees not allocated to the operation or management of the Building and professional fees allocable to disputes with, or preparation of leases, guarantees, surrender agreements, consents, amendments or other similar agreements for, tenants and prospective tenants or allocable to disputes with brokers or any other persons or entities involved in the leasing or preparation of space for such tenants;

(12)	advertising and promotional expenses with respect to the Building;

(13)	franchise, estate or income taxes imposed upon the income of Landlord;

(14)	any costs and compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;

(15)	expenditures (whether by purchase or rental) for capital improvements, machinery or equipment not specifically permitted herein;

(16)	costs incurred by reason of a default or violation by Landlord or any of Landlord’s agents, contractors, employees, subsidiaries and/or affiliates of its obligations under any lease of a portion of the Building, including this Lease;

(17)	capital costs to comply with governmental laws or regulations in effect as of the date of this Lease;

(18)	costs of removing any asbestos or other Environmental Pollutants in the Building;

(19)	Landlord’s general corporate overhead and general and administrative expenses;

(20)	any liability, damage, award or judgment for injury or death to persons, or for property damage; and

(21)	management fees in excess of those that are customary for the management of buildings similar to the Project and located in Santa Ana, California.

[END OF NUMBERED SECTIONS OF THE ADDENDUM]

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the day and year of the execution of the Lease.

“Landlord”	STARWOOD O.C. PORTFOLIO I, L.L.C., a Delaware limited liability company

	By:	Starwood O.C. Holdings, L.L.C., a Delaware limited liability company, its sole member

By: Transwestern O.C., L.L.C., a Delaware limited liability company, a manager and member

By:	/s/ RANDAL S. BESSOLO
Randal S. Bessolo Managing Director

“Tenant”	STARBASE CORPORATION, a Delaware corporation

	By:	/s/ Douglas S. Norman
	Name:	Douglas S. Norman
	Title:	Director of Finance

By:
Name:
Title:

EXHIBIT “A”	PROPERTY DESCRIPTION

EXHIBIT “B”	OUTLINE AND LOCATION OF PERMISES

EXHIBIT “C”	PAYMENT OF EXCESS BASIC COST

EXHIBIT “D”	WORK LETTER AGREEMENT

EXHIBIT “E”	PARKING

EXHIBIT “F”	TENANT’S INSURANCE REQUIREMENTS

EXHIBIT “G”	NOTICE OF COMMENCEMENT DATE

EXHIBIT “H”	RULES AND REGULATIONS

EXHIBIT “I”	OMITTED

-ii-

EXHIBIT “A”

PROPERTY DESCRIPTION

4 HUTTON CENTRE

Parcel 2 as shown on Exhibit “A” of that certain Lot Line Adjustment No. 83-4 recorded June 1, 1983 as Instrument No. 83-230827 of Official Records in Orange County, California.

-i-

[GRAPHIC APPEARS HERE]

OUTLINE AND LOCATION OF PREMISES

EXHIBIT “B”

[GRAPHIC APPEARS HERE]

PAYMENT OF EXCESS BASIC COST

In addition to Base Rental payable hereunder, Tenant shall pay Tenant’s Pro Rata Share of actual Basic Costs in excess of the Expense Base or Basic Costs for the Base Year in accordance with the following provisions:

1. Tenant’s Base Rental is based, in part, upon an Expense Base specified in the Basic Lease Information. Notwithstanding any language in the Lease to the contrary, actual Basic Costs and the Excess for purposes of this Exhibit “C” shall be grossed up to reflect ninety-five percent (95%) occupancy in the Project. The Project, as said term is used herein, means the Building and the Parking Area and all improvements related thereto and all walkways, landscaping, amenities, and other common areas. Tenant shall, during the Lease Term, pay as an adjustment to Base Rental hereunder, an amount equal to the excess (“Excess”), if any, from time-to-time of Basic Costs per square foot per year for the Rentable Area in the Building over the Expense Base. Prior to January 1 of each calendar year during Tenant’s occupancy or as soon thereafter as practical, Landlord shall make a good faith estimate of the Excess for each upcoming calendar year and, upon prior written notice to Tenant, may require the monthly payment of Base Rental to be adjusted in accordance with such estimate. Landlord shall have the right from time-to-time during any such calendar year to revise the estimate of the Excess for such year and provide Tenant with a revised statement therefor, and thereafter the amount Tenant shall pay each month shall be based upon such revised estimate. Any amounts paid based on any estimate shall be subject to adjustment pursuant to Paragraph 2 below when actual Basic Costs are available for such calendar year.

2. As soon as is practical following the end of each calendar year during Tenant’s occupancy Landlord shall furnish to Tenant a statement of Landlord’s actual Basic Costs for the previous calendar year. If for any calendar year additional Base Rental collected for the prior year, as a result of Landlord’s estimate of Basic Costs, is in excess of the additional Base Rental actually due during such prior year, then Landlord shall refund to Tenant any overpayment (or at Landlord’s option, apply such amount against rentals due or to become due hereunder). Likewise, Tenant shall pay to Landlord, on demand, any underpayment with respect to the prior year whether or not the Lease has terminated prior to receipt by Tenant of a statement for such underpayment.

3. Basic Costs shall mean all costs, expenses and disbursements of every kind (subject to the limitations set forth below) which Landlord incurs, pays or becomes obligated to pay in connection with the ownership, leasing, operation, repair, control of access and maintenance of the Project. Basic Costs shall be computed on an accrual basis and shall be determined in accordance with generally accepted real estate accounting practices, as more fully described in this section, which shall be consistently applied. Basic Costs shall consist of all costs and expenses incurred by Landlord to maintain the Project, including, but not limited to, the following:

(a) All labor costs for Landlord’s employees performing services required or utilized in connection with the operation, repair and maintenance of and control of access to the Project, including but not limited to amounts incurred for professional training, wages, salaries and other compensation for services, payroll, social security, unemployment and other similar taxes, worker’s compensation insurance, disability benefits, pensions, hospitalization and retirement plans, and group insurance.

(b) All management fees, a fair and equitable allocation of all related and direct costs of maintaining and operating a management office for the Project, and all fees for legal and accounting services incurred for the general benefit of tenants in the Project.

(c) All rental and/or purchase costs of materials, supplies, hand tools and equipment used in the operation, repair, replacement and maintenance and the control of access to the Project.

(d) All amounts charged to Landlord by contractors and/or suppliers for services, materials, equipment and supplies furnished in connection with the operation, repair, maintenance, replacement of and control of access to any part of the Building, the plazas, the garage, and the sidewalks adjoining the Building, if any, or the Project generally, and the heating, air conditioning, ventilating, plumbing, electrical, elevator and other systems of the Building and the garage.

(e) All premiums and deductible costs paid by Landlord associated with fire and extended coverage insurance, earthquake and extended coverage insurance, liability and extended coverage insurance, rental loss insurance, and other insurance customarily carried from time-to-time by lessors of comparable office buildings or required to be carried by Landlord.

(f) Charges for all utilities including but not limited to water, sewer and electricity, but excluding those charges for which tenants are individually responsible.

(g) Taxes and all professional fees associated with the monitoring and payment of such taxes, including (i) all real estate taxes and assessments on the Project or the Premises, and taxes and assessments levied in substitution or supplementation in whole or in part of such taxes, (ii) all personal property taxes for the Building’s personal property, including license expenses, (iii) all franchise fees, (iv) all taxes imposed on services of Landlord’s agents and employees, and (v) all other taxes, fees or assessments now or hereafter levied by any governmental authority on the Project or its contents or on the operation and use thereof (except as related to specific tenants), but excluding income taxes.

EXHIBIT “C”

(h) Cost of all maintenance service agreements for equipment, alarm service, access control, elevator service, window cleaning, drapery or mini-blind cleaning, janitorial services, metal refinishing, pest control, uniform supply, landscaping, and parking equipment.

(i) Cost of all other repairs, replacements and general maintenance of the Project neither specified above nor directly billed to tenants, including cost of maintaining all interior common areas including lobbies, multi-tenant hallways, restrooms and service areas.

(j) Amortization of all capital improvements or repairs made to the Project subsequent to the Commencement Date, which are primarily for the purpose of reducing operating expense costs, improving building security, improving life safety, or otherwise improving the operating efficiency of the Project or which are required to comply with any change in the laws, rules or regulations of any governmental authority or which will extend the life of the Building. At Landlord’s sole election, these costs shall be amortized over the useful economic life of such improvements without regard to the period over which such improvements may be depreciated for federal income tax purposes, or shall be amortized up to the extent that the capital improvements reduce operating expenses for that year.

(k) Operating costs of the Exterior Common Areas. “Exterior Common Areas” shall mean those areas of the Project which are not located within the Building but in its immediate proximity and which are provided and maintained for the common use and benefit of Landlord and tenants of the Building generally and the employees, invitees and licensees of Landlord and such tenants, including, without limitation, sidewalks and landscapes, and costs of repairing, resurfacing and striping of the parking areas of the Project.

(l) Cost of tenant activities, including seasonal decorations and events, tenant information seminars, and other slated costs designed to enhance the overall work environment of the Project or tenancy as a whole.

Basic Costs shall not include repairs and general maintenance paid from proceeds of insurance or by a tenant or other third-parties, and alterations attributable solely to individual tenants of the Project. Further, Basic Costs shall not include the cost of capital improvements (except as above set forth), depreciation, interest, lease commissions, advertising and marketing costs, and principal payments on mortgage and other non-operating debts of Landlord. Capital improvements are more specifically defined as:

(1) Costs incurred in connection with the original construction of the Project or with any major changes to same, including, but not limited to, additions or deletions of corridor extensions, renovations and improvements of the common areas beyond the costs caused by normal wear and tear, and upgrades or replacement of major Project systems;

(2) Costs of correcting defects (including latent defects), including any allowances for same, in the construction of the Project or its related facilities;

(3) Costs incurred in renovating or otherwise improving, designing, redesigning, decorating or redecorating space for tenants or other occupants in the Project or other space leased or held for lease in the Project.

EXHIBIT “C”

WORK LETTER AGREEMENT

This WORK LETTER AGREEMENT (“Work Letter Agreement”) is entered into as of the 30th day of June 1998 by and between STARWOOD O.C. PORTFOLIO I, L.L.C., a Delaware limited liability company (“Landlord”), and STARBASE CORPORATION, a Delaware corporation (“Tenant”).

R E C I T A L S:

A.	Concurrently with the execution of this Work Letter Agreement, Landlord and Tenant have entered into a lease (the “Lease”) covering certain premises (the “Premises”) more particularly described in the Lease. All terms not defined herein shall have the same meaning as set forth in the Lease. To the extent applicable, the provisions of the Lease are hereby incorporated herein by this reference.

B.	In order to induce Tenant to enter into the Lease and in consideration of the mutual covenants hereinafter contained, Landlord and Tenant hereby agree as follows:

1. TENANT IMPROVEMENTS.

(a) Premises. Landlord shall construct and, except as provided below to the contrary, pay for the entire cost of constructing the tenant improvements (“Tenant Improvements”) shown on the Final Plans (described in Section 3 below), which Final Plans shall be mutually agreed upon by Tenant and Landlord as provided for in this Work Letter Agreement; provided, however, that Landlord’s cost of constructing the Tenant Improvements shall not exceed Twenty-Four Dollars ($24.00) per usable square foot for a total of $87,528.00 (the “Allowance”). The Allowance may include, but is not limited to, the cost of all construction, architectural, engineering, construction management and city permit fees. Landlord shall be responsible for the construction process for which Landlord shall receive a Construction Management Fee (“CMF”) payable out of the Allowance of five percent (5%) of the cost of Tenant Improvements.

(b) Expansion Space. Upon the Expansion Space Commencement Date, Landlord shall construct and, except as provided below to the contrary, pay for the entire cost of constructing the tenant improvements for the Expansion Space (“Expansion Space Tenant Improvements”) shown on the Expansion Space Final Plans (described in Section 3 below), which Expansion Space Final Plans are mutually agreed upon by Tenant and Landlord as provided for in this Work Letter Agreement; provided, however, that Landlord’s cost of constructing the Expansion Space Tenant Improvements shall not exceed Four Dollars ($4.00) per usable square foot for a total of $60,364.00 (the “Expansion Space Allowance”). The Expansion Space Allowance may include, but is not limited to, the cost of carpet and paint. Unless otherwise indicated, all references herein to the Premises, the Commencement Date, Tenant Improvements, and Final Plans shall also refer to the Expansion Space, the Expansion Space Commencement Date, Expansion Space Tenant Improvements, and Expansion Space Final Plans.

2. WORK SCHEDULE. Within ten (10) days after the execution of the Lease, Landlord will deliver to Tenant, for Tenant’s review and approval, a schedule (“Work Schedule”) which will set forth the timetable for the planning and completion of the installation of the Tenant Improvements and the Commencement Date of the Lease. The Work Schedule will set forth each of the various items of work to be done or approval to be given by Landlord and Tenant in connection with the completion of the Tenant Improvements. The Work Schedule will be submitted to Tenant for its approval, which approval Tenant agrees not to unreasonably withhold, and, once approved by both Landlord and Tenant, the Work Schedule will become the basis for completing the Tenant Improvements. All plans and drawings required by this Work Letter Agreement and all work performed pursuant thereto are to be prepared and performed in accordance with the Work Schedule. Landlord may, from time to time during construction of the Tenant Improvements, modify the Work Schedule as Landlord reasonably deems appropriate. If Tenant fails to approve the Work Schedule, as it may be modified after discussions between Landlord and Tenant, within five (5) business days after the date the Work Schedule is first received by Tenant, the Work Schedule shall be deemed to be approved by Tenant as submitted or Landlord may, at its option, terminate the Lease upon written notice to Tenant.

3. TENANT IMPROVEMENT PLANS.

(a) Preparation of Space Plans. In accordance with the Work Schedule, Tenant agrees to meet with Landlord’s architect and/or space planner to the purpose of promptly preparing preliminary space plans for the layout of Premises (“Space Plans”). The Space Plans are to be sufficient to convey the architectural design of the Premises and layout of the Tenant Improvements therein and are to be submitted to Landlord in accordance with the Work Schedule for Landlord’s approval. If Landlord reasonably disapproves any aspect of the Space Plans, Landlord will advise Tenant in writing of such disapproval and the reasons therefor in accordance with the Work Schedule. Tenant will then submit to Landlord for Landlord’s approval, in accordance with the Work Schedule, a redesign of the Space Plans incorporating the revisions reasonably required by Landlord.

(b) Preparation of Final Plans. Based on the approved Space Plans, and in accordance with the Work Schedule, Landlord’s architect will prepare complete architectural plans, drawings and specifications and complete engineered mechanical, structural and electrical working drawings for all of the Tenant Improvements for the Premises (collectively, the “Final Plans”). The Final Plans will show: (a) the subdivision (including partitions and walls), layout, lighting, finish and decoration work (including carpeting and other floor coverings) for the Premises; (b) all internal and external communications and utility facilities which will require conduiting or other improvements from the base Building shell

EXHIBIT “D”

work and/or within Common Areas; and (c) all other specifications for the Tenant Improvements. The Final Plans will be submitted to Tenant for signature to confirm that they are consistent with the Space Plans. If Tenant reasonably disapproves any aspect of the Final Plans based on any inconsistency with the Space Plans, Tenant agrees to advise Landlord in writing of such disapproval and the reasons therefor within the time frame set forth in the Work Schedule. In accordance with the Work Schedule, Landlord will then cause Landlord’s architect to redesign the Final Plans incorporating the revisions reasonably requested by Tenant so as to make the Final Plans consistent with the Space Plans.

(c) Requirements of Tenant’s Final Plans. Tenant’s Final Plans will include locations and complete dimensions, and the Tenant Improvements, as shown on the Final Plans, will: (i) be compatible with the Building shell and with the design, construction and equipment of the Building; (ii) if not comprised of the Building standards set forth in the written description thereof (the “Standards”), then compatible with and of at least equal quality as the Standards and approved by Landlord; (iii) comply with all applicable laws, ordinances, rules and regulations of all governmental authorities having jurisdiction, and all applicable insurance regulations; (iv) not require Building service beyond the level normally provided to other tenants in the Building and will not overload the Building floors; and (v) be of a nature and quality consistent with the overall objectives of Landlord for the Building, as determined by Landlord in its reasonable but subjective discretion.

(d) Submittal of Final Plans. Once approved by Landlord and Tenant, Landlord’s architect will submit the Final Plans to the appropriate governmental agencies for plan checking and the issuance of a building permit. Landlord’s architect, with Tenant’s cooperation, will make any changes to the Final Plans which are requested by the applicable governmental authorities to obtain the building permit. After approval of the Final Plans no further changes may be made without the prior written approval of both Landlord and Tenant, and then only after agreement by Tenant to pay any excess costs resulting from the design and/or construction of such changes. Tenant hereby acknowledges that any such changes will be subject to the terms of Section 7 below.

(e) Changes to Shell of Building. If the Final Plans or any amendment thereof or supplement thereto shall require changes in the Building shell, the increased cost of the Building shell work caused by such changes will be paid for by Tenant or charged against the Allowance or Expansion Space Allowance, respectively.

(f) Work Cost Estimate and Statement. Prior to the commencement of construction of any of the Tenant Improvements shown on the Final Plans, Landlord will submit to Tenant a written estimate of the cost to complete the Tenant Improvements, which written estimate will be based on the Final Plans taking into account any modifications which may be required to reflect changes in the Final Plans required by the City or County in which the Premises are located (the “Work Cost Estimate”). Tenant will either approve the Work Cost Estimate or disapprove specific items and submit to Landlord revisions to the Final Plans to reflect deletions of and/or substitutions for such disapproved items. Submission and approval of the Work Cost Estimate will proceed in accordance with the Work Schedule. Upon Tenant’s approval of the Work Cost Estimate (such approved Work Cost Estimate to be hereinafter known as the “Work Cost Statement”), Landlord will have the right to purchase materials and to commence the construction of the items included in the Work Cost Statement pursuant to Section 4 hereof. If the total costs reflected in the Work Cost Statement exceed the Allowance or Expansion Space Allowance, respectively, Tenant agrees to pay such excess, as additional rent, within five (5) Business Days after Tenant’s approval of the Work Cost Estimate. Throughout the course of construction, any differences between the estimated Work Cost in the Work Cost Statement and the actual Work Cost will be determined by Landlord and appropriate adjustments and payments by Landlord or Tenant, as the case may be, will be made within five (5) Business Days thereafter.

(g) Excess Costs. If the Work Cost exceeds the Allowance or Expansion Space Allowance, respectively, Tenant agrees to pay to Landlord such excess, including Landlord’s CMF for such excess work, prior to the commencement of construction within five (5) Business Days after invoice therefor (less any sums previously paid by Tenant for such excess pursuant to the Work Cost Estimate). In no event will the Allowance or Expansion Space Allowance, respectively, be used to pay for Tenant’s furniture, artifacts, equipment, telephone systems or any other item of personal property which is not affixed to the Premises.

(h) Changes. Once Tenant and Landlord have approved the Final Plans, Tenant may request changes to the Final Plans provided that: (a) the changes shall not be of a lesser quality than Landlord’s standard specifications for tenant improvements for the Building, as the same may be changed from time to time by Landlord (the “Standards”); (b) the changes conform to applicable governmental regulations and necessary governmental permits and approvals can be secured; (c) the changes do not require building service beyond the levels normally provided to other tenants in the Building; (d) the changes do not have any adverse affect on the structural integrity or systems of the Building; (e) the changes will not, in Landlord’s opinion, unreasonably delay construction of the Tenant Improvements; and (f) Landlord has determined in its sole discretion that the changes are of a nature and quality consistent with the overall objectives of Landlord for the Building. If Landlord approves a change requested by Tenant, then, as a condition to the effectiveness of Landlord’s approval, Tenant shall pay to Landlord upon demand by Landlord the increased cost attributable to such change, as reasonably determined by Landlord. To the extent any such change results in a delay of completion of construction of the Tenant Improvements, then such delay shall constitute a delay caused by Tenant as described below.

(i) Unused Allowance Amounts. Any unused portion of the Allowance and Expansion Space Allowance upon completion of the Tenant Improvements and Expansion Space Tenant Improvements, respectively, will not be refunded to Tenant or be available to Tenant as a credit against any obligations of Tenant under the Lease.

4. CONSTRUCTION OF TENANT IMPROVEMENTS. Until Tenant approves the Final Plans and Work Cost Statement, Landlord will be under no obligation to cause the construction of any of the Tenant Improvements. Following Tenant’s approval of the Work Cost Statement described in Section 3(f) above and upon Tenant’s payment of the total

EXHIBIT “D”

amount by which such Work Cost Statement exceeds the Allowance or Expansion Space Allowance, respectively, if any, or the total amount of the cost of changes to the Final Plans, if any, Landlord’s contractor will commence and diligently proceed with the construction of the Tenant Improvements, subject to Tenant Delays (as described in Section 6 below) and Force Majeure Delays (as described in Section 7 below).

5. COMMENCEMENT DATE AND SUBSTANTIAL COMPLETION.

(a)	Commencement Date. The Term of the Lease shall commence on the date (the “Commencement Date”) which is the earlier of:

(i)	the date Tenant moves into the Premises and commences operation of its business in all or any portion of the Premises; or

(ii)	the date the Tenant Improvements have been “substantially completed” (as defined below); provided, however, that if substantial completion of the Tenant Improvements is delayed as a result of any Tenant Delays described in Section 6 below, then the Commencement Date as would otherwise have been established pursuant to this Section 5(a)(ii) shall be accelerated by the number of days of such Tenant Delays.

(b) Substantial Completion: Punch-List. For purposes of Section 5(a)(ii) above, the Tenant Improvements shall be deemed to be “substantially completed” when Landlord’s contractor certifies in writing to Landlord and Tenant that Landlord: (a) is able to provide Tenant reasonable access to the Premises; (b) has substantially completed the Tenant Improvements in accordance with the Final Plans, other than decoration and minor “punch-list” type items and adjustments which do not materially interfere with Tenant’s access to or use of the Premises; and (c) has obtained a temporary certificate of occupancy or other required equivalent approval from the local governmental authority permitting occupancy of the Premises. Within ten (10) days after receipt of such certificate from Landlord’s contractor, Tenant shall conduct a walk-through inspection of the Premises with Landlord and provide to Landlord a written punch-list specifying those decoration and other punch-list items which require completion, which items Landlord shall thereafter diligently complete.

(c) Delivery of Possession. Landlord agrees to deliver possession of the Premises to Tenant when the Tenant Improvements have been substantially completed in accordance with Section 5(b) above. The parties estimate that Landlord will deliver possession of the Premises to Tenant and the Term of this Lease will commence on or before the Estimated Commencement Date set forth in the Basic Lease Information. Landlord shall use its commercially reasonable efforts to cause the Premises to be substantially completed on or before the Estimated Commencement Date. Tenant agrees that if Landlord is unable to deliver possession of the Premises to Tenant on or prior to the Estimated Commencement Date specified in the Basic Lease Information, the Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom; provided, however, if Landlord is unable to deliver possession of the Premises to Tenant on or prior to the Estimated Commencement Date for reasons other than as a result of any Delays, then, as Tenant’s sole remedy, the Commencement Date and the expiration date of the Term shall each be extended one (1) day for each day Landlord is delayed in delivering possession of the Premises to Tenant. If for any reason Tenant takes possession of the Premises prior to substantial completion, Tenant’s obligation to pay rent shall commence upon the date Tenant takes possession of the Premises and Tenant shall indemnify and hold Landlord harmless from any liability as a result of Tenant’s early occupancy of the Premises. Landlord’s determination of the Commencement Date shall be final and binding on all parties for all purposes hereof, including, without limitation, determination of the date of commencement of the Lease Term and of Tenant’s obligation to pay rent hereunder. The Commencement Date shall be confirmed by the Notice of Commencement Date attached to the Lease as Exhibit “G”.

(d) Early Occupancy. Notwithstanding Paragraph 5(c) above, Tenant shall have access to the Premises prior to the Commencement Date for a period of not more than two (2) weeks solely for purposes of installing Tenant’s furniture, fixtures and equipment, including telephone lines and data cabling in the Premises (“Tenant’s Work”). Tenant’s Work shall be performed by Tenant at its sole cost and expense. Such early occupancy shall be subject to all of the terms and conditions of the Lease, except that Tenant will not be obligated to pay Monthly Basic Rent or any additional rent during the period of such early occupancy; provided, however, that if Tenant conducts business in all or any portion of the Premises, the Commencement Date shall be deemed to have occurred pursuant to Paragraph 5(a)(i) above. Tenant agrees to provide Landlord with prior notice of any such intended early occupancy and to cooperate with Landlord during the period of any such early occupancy so as not to interfere with Landlord in the completion of the Tenant Improvements. Furthermore, Tenant agrees to indemnify and hold Landlord harmless from any liability as a result of Tenant’s early occupancy under this Paragraph 5(d).

6. TENANT DELAYS. For purposes of this Work Letter Agreement, “Tenant Delays” shall mean any delay in the completion of the Tenant Improvements resulting from any or all of the following: (a) Tenant’s failure to timely perform any of its obligations pursuant to this Work Letter Agreement, including any failure to complete, on or before the due date therefor, any action item which is Tenant’s responsibility pursuant to the Work Schedule or any schedule delivered by Landlord to Tenant pursuant to this Work Letter Agreement; (b) Tenant’s changes to the Final Plans; (c) any delay of Tenant in making payment to Landlord for Tenant’s share of any costs in excess of the cost of the Tenant Improvements as described in the Work Cost Statement; (d) any other act or failure to act by Tenant, Tenant’s employees, agents, architects, independent contractors, consultants and/or any other person performing or required to perform services on behalf of Tenant; (e) Tenant’s failure to furnish information or to respond to any request by Landlord for any approval or information within any time period prescribed, or if no time period is prescribed, then within two (2) Business Days of such request; (f) Tenant’s insistence on materials, finishes or installations other than Landlord’s Building Standard after having first been informed by Landlord in writing at or before the time of delivery to Tenant of final construction pricing

EXHIBIT “D”

for Tenant’s approval that such materials, finishes or installations will cause a Delay; (g) any request by Tenant that Landlord delay the completion of any of Landlord’s Work; (h) any breach or default by Tenant in the performance of Tenant’s obligations under the Lease; (i) any delay resulting from Tenant’s having taken possession of the Premises prior to its being substantially completed, as defined above; or (j) any reasonably necessary displacement of any of Landlord’s Work from its place in Landlord’s construction schedule resulting from any of the causes for Delay.

7. FORCE MAJEURE DELAYS. For purposes of this Work Letter, “Force Majeure Delays” shall mean any actual delay beyond the reasonable control of Landlord in the construction of the Tenant Improvements, which is not a Tenant Delay and which is caused by many of the causes described in Section 38 of the Lease.

IN WITNESS WHEREOF, the undersigned Landlord and Tenant have executed this Work Letter Agreement as of the date of the Lease.

TENANT:		LANDLORD:

STARBASE CORPORATION, a Delaware corporation		STARWOOD O.C. PORTFOLIO I, L.L.C., a Delaware limited liability company

By:	/s/ DOUGLAS S. NORMAN	By:	Starwood O.C. Holdings, L.L.C., a Delaware limited liability company, its sole member
Print Name:	Douglas S. Norman
Print Title:	Director of Finance

By:			By: Transwestern O.C., L.L.C., a Delaware limited liability company, a manager and member
Print Name:
Print Title:

By:	/s/ RANDAL S. BESSOLO
Randal S. Bessolo Managing Director

EXHIBIT “D”

PARKING

Landlord shall make available to Tenant at the commencement of the Term of this Lease the use of twelve (12) of the Building’s parking spaces in the Building parking garage or parking lot (the “Parking Garage”) on an unreserved basis and four (4) of the Building’s parking spaces in the Parking Garage on a reserved basis (the “Spaces”); provided, however, Tenant must notify Landlord in writing within five (5) days of the execution hereof of the number of the Spaces which Tenant elects to use. Commencing upon the Expansion Space Commencement Date, Landlord shall make available to Tenant the use of a total of seventy-six (76) of the parking spaces in the Parking Garage on an unreserved basis and eight (8) of the Building’s parking spaces in the Parking Garage on a reserved basis (the “Spaces”). Landlord shall have no obligation to make the Spaces available to Tenant from 6:00 p.m. to 7:00 a.m. daily. Tenant shall be obligated to pay a rental fee in an amount equal to Eighty-Five Dollars ($85.00) per stall, per month for reserved spaces and Thirty-Five Dollars ($35.00) per stall, per month for unreserved spaces together with all applicable taxes charged by any governmental authority in connection with the rental of such Spaces. Commencing as of the Commencement Date, Landlord shall make available to Tenant up to an additional eighteen (18) unreserved spaces at a rental fee equal to Forty-Five Dollars ($45.00) per stall, per month; provided, however, that Landlord shall retain the right to recapture any or all of the additional spaces within thirty (30) days’ notice to Tenant. Tenant must notify Landlord in writing within five (5) days following the Commencement Date of the total number of additional spaces Tenant elects to use.

It is hereby agreed and understood that Landlord’s sole obligation hereunder is to make the Spaces available to Tenant. Tenant’s right to the use of such Spaces shall be subject to compliance with the rules and regulations promulgated from time-to-time by the manager of such Parking Garage, and shall be subject to termination for violation of any such rules or regulations upon notice from such manager. Landlord shall have no liability whatsoever for any property damage, loss or theft and/or personal injury which might occur as a result of or in connection with the use of the Spaces by Tenant, its employees, agents, servants, customers, invitees and licensees, and Tenant hereby agrees to indemnify and hold Landlord harmless from and against any and all costs, claims, expenses, and/or causes of action which Landlord may incur in connection with or arising out of Tenant’s use of the Spaces.

1. Every parker is required to park and lock his/her own vehicle. All responsibility for damage to or loss of vehicles is assumed by the parker and Landlord shall not be responsible for any such damage or loss by water, fire, defective brakes, the act or omissions of others, theft, or for any other cause.

2. Tenant shall not park or permit its employees to park in any parking areas designated by Landlord as areas for parking by visitors to the Project. Tenant shall not leave vehicles in the parking areas overnight nor park any vehicles in the parking areas other than automobiles, motorcycles, motor driven or non-motor driven bicycles or four wheeled trucks.

3. Parking stickers or any other device or form of identification supplied by Landlord as a condition of use of the parking facilities shall remain the property of Landlord. Such parking identification device must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Devices are not transferable and any device in the possession of an unauthorized holder will be void.

4. No overnight or extended term storage of vehicles shall be permitted.

5. Vehicles must be parked entirely within painted stall lines of a single parking stall.

6. All directional signs and arrows must be observed.

7. The speed limit within all parking areas shall be five (5) miles per hour.

8. Parking is prohibited: (a) in areas not striped for parking; (b) in aisles; (c) where “no parking” signs are posted; (d) on ramps; (e) in cross-hatched areas; and (f) in reserved spaces and in such other areas as may be designated by Landlord or Landlord’s parking operator.

9. Loss or theft of parking identification devices must be reported to the Management Office immediately, and a lost or stolen report must be filed by the Tenant or user of such parking identification device at the time. Landlord has the right to exclude any vehicle from the parking facilities that does not have an identification device.

10. Any parking identification devices reported lost or stolen found on any unauthorized car will be confiscated and the illegal holder will be subject to prosecution.

11. Washing, waxing, cleaning or servicing of any vehicle in any area not specifically reserved for such purpose is prohibited.

12. The parking operators, managers or attendants are not authorized to make or allow any exceptions to these rules and regulations.

EXHIBIT “E”

13. Tenant’s continued right to park in the parking facilities is conditioned upon Tenant abiding by these rules and regulations and those contained in this Lease. Further, if the Lease terminates for any reason whatsoever, Tenant’s right to park in the parking facilities shall terminate concurrently therewith.

14. Tenant agrees to sign a parking agreement with Landlord or Landlord’s parking operator within five (5) days of request, which agreement shall provide the manner of payment of monthly parking fees and otherwise be consistent with the Lease and these rules and regulations.

15. Landlord reserves the right to refuse the sale or use of monthly stickers or other parking identification devices to any tenant or person who willfully refuse to comply with these rules and regulations and all city, state or federal ordinances, laws or agreements.

16. Landlord reserves the right to establish and change visitor parking fees, and to modify and/or adopt such other reasonable and non-discriminatory rules and regulations for the parking facilities as it deems necessary for the operation of the parking facilities. Landlord may refuse to permit any person who violates these rules to park in the parking facilities, and any violation of the rules shall subject the vehicle to removal, at such vehicle owner’s expense.

EXHIBIT “E”

TENANT’S INSURANCE REQUIREMENTS

This outlines the insurance requirements of your Lease. To assure compliance with these terms, we suggest you send a copy of this Exhibit to your insurer or agent. Initial Certificates must be provided to Landlord prior to occupancy of the Premises.

1. Commercial General Liability Insurance:

Not less than $1,000,000.00 per occurrence per person

If only a combined single limit coverage is available, at least $1,000,000.00 per occurrence with an umbrella policy of at least $5,000,000.00 combined single limit per occurrence

Bodily injury, property damage, personal injury or combination thereof; include endorsement of separate policy for owned or non-owned automobile liability; blanket contractual liability-covering Indemnity Paragraph 18; Landlord and Building Manager as an additional insured; deductibles in amount reasonably satisfactory to Landlord

2. Tenant’s Property Insurance:

Fire and extended coverage insurance on all personal property, including removable trade fixtures and leasehold and tenant improvements, located in Premises in amount equal to full replacement cost and in such additional amounts as are required to meet Tenant’s obligations pursuant to Paragraph 19 and with deductibles in amount reasonably satisfactory to Landlord; All Risks coverage of Property owned by Tenant or for which the Tenant is legally liable; full replacement cost basis

3. Tenant’s Worker’s Compensation and Employer’s Liability Insurance:

Statutory Limits and terms required by State and Federal law; $500,000 Employer’s Liability Limit

All insurance is to be with licensed insurers having a Best’s rating of “A X” or better, and must include the following:

Waiver of Subrogation in favor of Landlord

Thirty (30) day pre-notice of cancellation/non-renewal to Landlord (sixty (60) days for Property Insurance)

SEND CERTIFICATE TO:

(Name of Landlord from project file)

PLEASE INCLUDE ADDRESS OF PREMISES.

EXHIBIT “F”

NOTICE OF COMMENCEMENT DATE

2/10/99

Starbase Corporation

4 Hutton Centre Drive

Suite 850

Santa Ana CA 92707

Re: Office Lease Agreement (the “Lease”) by and between Starwood CC Portfolio I, LLC (the “Landlord”) and Starbase Corporation (the “Tenant”) covering the approximate rentable area of 4099 feet, in Suite 850, in the Building, 4 Hutton Centre Drive (the “Premises”)

This letter shall evidence various agreements by and between Landlord and Tenant with respect to the above referenced Lease. Landlord and Tenant hereby acknowledge and agree as follows:

1.	[Except for those items shown on the Annex attached hereto entitled “Landlord’s Punchlist” which Landlord will cause to be completed or corrected within N/A days hereof,] Landlord has fully completed or caused to be completed the construction and finish-out work required to be performed by Landlord under the terms of the Lease and the Work Letter Agreement incorporated by reference into the Lease as Exhibit “D” thereto.

2.	The Landlord has no further obligation for construction and finish-out [(except for the items on Landlord’s Punchlist and the items of which Landlord is notified in writing by Tenant within fourteen (14) Business Days after Tenant takes possession of the Premises)] with respect to the Premises, and both the Building and the Premises are satisfactory to Tenant in all respects [(except as specified above)].

3.	TENANT ACKNOWLEDGES AND WARRANTS AND REPRESENTS TO LANDLORD THAT IT HAS CONDUCTED ITS OWN INDEPENDENT INVESTIGATION OF THE PREMISES AND THAT SUCH PREMISES ARE SUITABLE FOR THE PURPOSES AND USES CONTEMPLATED BY TENANT.

4.	The Commencement Date of the Lease is 1999.

Except as otherwise defined herein, all defined terms set forth herein shall have the same meaning as set forth in the Lease.

The terms of this letter Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

If the terms of this letter agreement are satisfactory please execute all multiple counterparts of this letter agreement and return one fully executed copy to the undersigned at your convenience.

Sincerely,

LANDLORD: STARWOOD OC PORTFOLIO I, LLC

(optional)

By and Through its Building Manager,

(i.e. Transwestern Property Company)

By:	DEBRA A. BARGET
Name (print):	Debra A. Barget, RPA
Title:	Property Manager

ACKNOWLEDGED AND AGREED TO THIS

FEBRUARY 10, 1999.

TENANT: STARBASE CORPORATION

By: DOUGLAS S. NORMAN
Name (print): Douglas S. Norman
Title: Director of Finance

EXHIBIT “G”

ANNEX

LANDLORD’S PUNCHLIST

EXHIBIT “G”

RULES AND REGULATIONS

BUILDING RULES AND REGULATIONS

RULES AND REGS NEED TO BE REVIEWED BY BUILDING MANAGEMENT TO CONFIRM THAT THEY CONFORM TO OPERATION OF BUILDING

The following rules and regulations shall apply, where applicable, to all leased premises, the Building, the parking garage associated therewith, the land situated beneath the Building and the appurtenances thereto:

1. Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by any Tenant for any purpose other than ingress and egress to and from the leased premises and for going from one to another part of the Building.

2. Plumbing, fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed therein. Damage resulting to any such fixtures or appliances from misuse by a Tenant or such Tenant’s agents, employees or invitees, shall be paid by such Tenant, and Landlord shall not in any case be responsible therefor.

3. No signs, advertisements or notices shall be painted or affixed on or to any windows, doors or other parts of such Building except those of such color, size, style and in such places as shall be first approved in writing by Landlord. No nails, hooks or screws (except for customary artwork or wallhangings) shall be driven or inserted in any part of the Building except by the Building maintenance personnel nor shall any part of the Building be defaced by Tenants. No curtains or other window treatments shall be placed between the glass and the Building standard window treatment.

4. Landlord will provide and maintain an alphabetical directory board for all Tenants, and no other directory shall be permitted unless previously consented to by Landlord in writing.

5. Landlord shall provide all locks for doors in each Tenant’s leased premises, at the cost of such Tenant, and no Tenant shall place any additional lock or locks on any door in its leased area without Landlord’s prior written consent. A reasonable number of keys to the locks on the doors in each Tenant’s leased premises shall be furnished by Landlord to each Tenant, at the cost of such Tenant, and the Tenant shall not have any duplicate keys made.

6. All Tenants will refer all contractors, contractors representatives and installation technicians to Landlord for Landlord’s supervision, approval and control before the performance of any contractual services. This provision shall apply to all work performed in the Building including, but not limited to installations of telephones, telegraph equipment, electrical devices and attachments, doors, entranceways, and any and all installations of every nature affecting floors, walls, woodwork, trim windows, ceilings, equipment and any other physical portion of the Building.

7. Movement in or out of the Building of furniture, office equipment, safes, heavy equipment, bulky material, merchandise or materials which require the use of elevators or stairways, or movements through the Building entrances or lobby shall be restricted to such hours as Landlord shall designate. All such movement shall be under the supervision of Landlord and shall proceed in a manner agreed upon between the Tenants and Landlord by prearrangement before performance so as to arrive at the optimum time, method and routing of such movement; subject, however, to Landlord’s decision and control, to prohibit any such article from being brought into the Building for safety or other concerns. The Tenants are to assume all risks as to the damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for a Tenant from the time of entering the property to completion of work; and Landlord shall not be liable for acts of any person engaged in, or any damage or loss to any of said property or persons resulting from, any act in connection with such service performed for a Tenant.

8. Landlord shall have the power to prescribe the weight and position of safes and other heavy equipment or items which shall in all cases, to distribute weight, stand on supporting devices approved by Landlord. All damages done to the Building by the installation or removal of any property of a Tenant, or done by a Tenant’s property while in the Building, shall be repaired at the expense of such Tenant.

9. Corridor doors, when not in use, shall be kept closed.

10. Each Tenant shall cooperate with Landlord’s employees in keeping its leased premises neat and clean. Tenants shall not employ any person for the purpose of such cleaning other than the Building’s cleaning and maintenance personnel. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways.

11. Should a Tenant require telegraphic, telephonic, annunciator or other communication service, Landlord will direct the electrician where and how wires are to be introduced and placed and none shall be introduced or placed except as Landlord’ shall direct. Electric current shall not be used for power or heating without Landlord’s prior written permission.

EXHIBIT “H”

12. Tenant shall not make or permit any improper, objectionable or unpleasant noises, or odors in the Building (including, but not limited to smoking in the Building) or otherwise interfere in any way with other Tenants or persons having business with them.

13. Tenant shall not allow a fire or bankruptcy sale or any auction to be held on the premises or allow the premises to be used for the storage of merchandise held for sale to the general public.

14. No birds or animals shall be brought into or kept in, on or about any Tenant’s leased premises.

15. No flammable or explosive fluid or substance shall be used or kept in the Building.

16. No portion of any Tenant’s leased premises shall at any time be used or occupied as sleeping or lodging quarters.

17. Smoking shall not be permitted within any interior or exterior portion of the Building; provided, however, that Landlord shall have the right to designate certain exterior portions of the Building as areas in which smoking is permitted, and shall place signs in those areas indicating as much.

Landlord reserves the right to rescind any of the rules and regulations and to make such other and further reasonable rules and regulation as in its reasonable judgment shall from time-to-time be needful for the safety, protection, care and cleanliness of the Building, the operation thereof, the preservation of good order therein and the protection and comfort of the Tenants and their agents, employees, licensees and invitees, which rules and regulations, when made and written notice thereof is given to a Tenant, shall be binding upon it in like manner as if originally herein prescribed.

EXHIBIT “H”

OMITTED

EXHIBIT “I”

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (“Amendment”) is made as of this 21 day of May, 2000, by and between STARWOOD O.C. PORTFOLIO I, L.L.C., a Delaware limited liability company (“Landlord”), and STARBASE CORPORATION, a Delaware corporation (“Tenant”), with reference to the facts set forth in the Recitals below.

R E C I T A L S :

A. Landlord and Tenant previously entered into that certain Office Lease Agreement dated June 30, 1998 (the “Lease”).

B. Pursuant to the Lease, Tenant currently leases from Landlord those certain premises (the “Existing Premises”) at Hutton Centre, Santa Ana, California (the “Project”) commonly known as Suite 800 comprising the entire eighth (8th) floor of the building located at 4 Hutton Centre Drive (the “Building”). The Existing Premises currently contain approximately 21,727 rentable square feet in the aggregate.

C. Tenant has exercised Tenant’s Right to Lease the ninth (9th) floor of the Building in accordance with Paragraph 51 of the Addendum to the Lease.

D. Landlord and Tenant desire to amend the Lease in order to, among other things, lease to Tenant the Existing Premises and entire ninth (9th) floor of the Building, all upon and subject to the new terms set forth below. The parties intend that the economic terms and conditions of this Amendment supersede those set forth in the Lease with respect to the Existing Premises.

E. Defined terms which are used in this Amendment without definition have the meanings given to them in the Lease.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. New Premises. Tenant hereby agrees to lease from Landlord and Landlord hereby agrees to lease to Tenant the Existing Premises and the entire ninth (9th) floor of the Building (to be known as Suite 900 and referred to hereinafter as the “Expansion Space”) (collectively, the “New Premises”) on the terms and conditions hereinafter set forth. The New Premises shall consist of approximately 43,349 rentable square feet in the aggregate (38,391 usable square feet), i.e., 21,727 rentable (18,738 usable) square feet on the eighth (8th) floor and 21,622 rentable (19,653 usable) square feet on the ninth (9th) floor, and is depicted on Exhibit “A” attached hereto. Exhibit “A” attached hereto showing the New Premises is hereby incorporated into and made a part of the Lease, as amended hereby, replacing the description of the Premises set forth therein. Tenant’s use and occupancy of the New Premises shall be in accordance with the terms and conditions of the Lease as amended hereby. As of the New Premises Commencement Date (as hereinafter defined), all references in the Lease to the defined term “Premises” shall mean and refer to the New Premises.

2. New Premises Commencement Date and Term. The term for Tenant’s leasing of the New Premises (“New Term”) shall commence on the date set forth in the Work Letter Agreement attached hereto as Exhibit “B” (“Work Letter”) and shall expire on the last day of the 60th full calendar month thereafter.

3. Rent. Prior to the New Premises Commencement Date, Tenant shall continue to pay Base Rental for the Existing Premises of $49,114.15 per month. Commencing as of the New Premises Commencement Date and continuing for the duration of the New Term, Tenant shall pay Base Rent for the New Premises in accordance with the following schedule:

Period (in Months) *	Monthly Base Rental
* - 12	$91,770.60
13 - 24	$93,904.80
25 - 36	$96,039.00
37 - 48	$98,173.20
49 - 60	$100,307.40

*	Measured from the New Premises Commencement Date

Notwithstanding the above schedule, the first month’s Base Rental for the New Premises shall be due and payable upon the New Premises Commencement Date.

4. Tenant’s Pro Rata Share. Effective as of the New Premises Commencement Date, Tenant’s Pro Rata Share for the New Premises shall be 20.67%.

5. Base Year. Notwithstanding any contrary provision in the Lease, effective as of the New Premises Commencement Date and continuing for the duration of the New Term, the Base Year for the New Premises shall be calendar year 2000. Tenant shall not be subject to any pass throughs of Basic Costs during the initial twelve (12) months of the New Term.

6. Additional Security Deposit. Notwithstanding any contrary provision in Section 6 of the Lease, upon Tenant’s execution of this Amendment, Tenant shall deposit with Landlord an additional $46,487.30 worth of Security Deposit which shall be held by Landlord pursuant to Section 6 of the Lease along with the $49,114.15 currently being held by Landlord for the Existing Premises (for a total Security Deposit of $95,601.45), as security for the performance of Tenant’s obligations under the Lease as amended hereby. Landlord hereby agrees that Tenant, having met the minimum net worth requirement set forth in Section 6 of the Lease, shall have no obligation to deliver to Landlord the Expansion Space Letter of Credit as set forth therein and Tenant’s existing Letter of Credit shall be canceled.

7. Condition of New Premises. Landlord shall improve the New Premises per a mutually agreeable space plan as set forth in the Work Letter, subject to payment by Tenant of all costs in excess of the “Allowance” to be provided by Landlord as described in the Work Letter.

8. Parking. Notwithstanding any contrary provision in Exhibit E to the Lease, effective as of the New Premises Commencement Date, Tenant shall lease up to one hundred seventy two (172) parking spaces, based upon a ratio of 4.5 spaces per 1,000 usable square feet of the New Premises for the balance of the New Term. Tenant shall be obligated to lease a minimum of one hundred forty-five (145) parking spaces. One hundred fifty seven (157) spaces out of Tenant’s total parking allocation shall be unreserved spaces and the remaining fifteen (15) spaces shall be reserved for Tenant’s exclusive use. Tenant shall pay to Landlord as additional rent under the Lease, as amended hereby, the following monthly parking charges for the New Term: $40.00 per space for unreserved spaces and $85.00 per space for reserved space. If Tenant requires additional unreserved parking spaces, subject to availability Landlord shall use reasonable efforts to accommodate such requirements on an as-available, month-to-month basis only at a cost of $45.00 per space per month during the New Term.

9. Right to Lease Additional Space. Tenant’ Right to Lease set forth in Paragraph 51 of the Addendum to the Lease is hereby deleted and replaced by the following provision:

Right to Lease Additional Space.

(a) Subject to the terms of this Paragraph 9, Paragraph 50 of the Addendum to the Lease (with respect to the determination of the fair market rental rate) and Paragraph 52 of the Addendum to the Lease, entitled “Options”, Tenant shall have a continuous right to lease (“Tenant’s Right to Lease”) any space on the third (3rd) and seventh (7th) floors of the Building (“First Offer Space”) to the extent any such space becomes available for lease to third parties after the expiration of any existing lease for such space during the New Term, including the expiration of all renewal or extension options, and after the existing tenant or occupant vacates their space . Tenant’s Right to Lease is subject and subordinate to the rights of all other existing tenants of the Building with prior expansion or lease rights relative to any First Offer Space.

(b) Landlord will give Tenant written notice of the availability of any First Offer Space and the date the existing tenant or occupant, if any, is expected to vacate such space (“Landlord’s Availability Notice”). Within five (5) days following delivery of Landlord’s Availability Notice, Tenant will have the right to request from Landlord in writing a written statement setting forth the basic economic terms, including, but not limited to, Landlord’s determination of the Base Rental, tenant improvement allowance, if any, and all other economic terms and conditions (collectively, the “Economic Terms”), upon which Landlord is willing to lease the First Offer Space to Tenant or to a third party. Such Economic Terms will represent Landlord’s reasonable determination of the fair market rental rate for the First Offer Space. Such fair market rental rate shall have the meaning set forth in Paragraph 50.

(c) Within fifteen (15) business days after receipt of the Economic Terms from Landlord, Tenant must give Landlord written notice pursuant to which Tenant shall elect to either: (i) lease the First Offer Space upon such Economic Terms and the same non-Economic Terms as set forth in the Lease with respect to the Premises; (ii) refuse to lease the First Offer Space, specifying that such refusal is not based upon the Economic Terms, but upon Tenant’s lack of need for the First Offer Space, in which event Landlord may at any time thereafter lease the First Offer Space to any party upon any terms Landlord deems appropriate; or (iii) refuse to lease the First Offer Space, specifying that such refusal is based upon the Economic Terms, in which event Tenant will also specify revised Economic Terms upon which Tenant is willing to lease the First Offer Space (provided that Tenant may not specify a different lease term for the First Offer Space, it being understood that the term of the Lease with respect to any First Offer Space shall be coterminous with the New Term). Tenant’s failure to timely choose either clause (i), clause (ii) or clause (iii) above will be deemed to be Tenant’s choice of clause (ii) above.

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(d) If Tenant gives Landlord notice pursuant to clause (c)(iii) above, Landlord may elect, within five (5) days following receipt of such notice from Tenant, either to: (i) lease the First Offer Space to Tenant upon such revised Economic Terms proposed by Tenant, and the same other non-Economic Terms as set forth in this Lease; or (ii) lease the First Offer Space at any time thereafter to any third party upon terms which are not substantially more favorable to said party than the Economic Terms originally proposed by Tenant. Landlord’s failure to timely choose either clause (i) or clause (ii) above will be deemed to be Landlord’s choice of clause (ii) above.

(e) If Tenant chooses (or is deemed to have chosen) clause (c)(ii) above, or if Landlord chooses (or is deemed to have chosen) clause (d)(ii) above, Tenant’s Right to Lease the First Offer Space as specified in the Availability Notice will be null and void and of no further force or effect. If Tenant exercises its Right to Lease as provided herein, the parties will promptly thereafter execute an amendment to this Lease to include the First Offer Space in the New Premises and to document the lease terms thereof.

(f) As provided above, Tenant’s Right to Lease is subject to all expansion and extension rights and other rights to lease, as applicable, which Landlord has granted to other tenants prior to the date of this Lease. Thus, Landlord’s Economic Terms will be delivered to Tenant only after Landlord has appropriately notified and received negative responses from all other tenants with rights in the First Offer Space superior to Tenant’s rights.

10. Option to Extend. Tenant’s Extension Option set forth in Paragraph 50 of the Addendum to the Lease shall continue in full force and effect as to the entire New Premises.

11. Signs. Tenant shall be entitled to the following identity signs at Tenant’s sole cost and expense: (i) four (4) strips on the directory board in the Building lobby; (ii) one Building standard suite entry sign on each floor of the New Premises and (iii) one elevator lobby sign on each floor of the New Premises. Furthermore, subject to the criteria set forth below, Tenant shall have the right to have the name “StarBase Corporation” or “StarBase” and the corporate logo of StarBase Corporation placed exclusively in one (1) building-top location on the exterior of the Building (“Building Top Sign”). Tenant shall pay a fee of Three Thousand Three Hundred Thirty Three Thousand Dollars and 33/100 ($3,333.33) per month during the New Term as consideration for Tenant’s Building Top Sign rights. Such fee shall be due and payable monthly concurrently with Tenant’s payments of Monthly Base Rental under the Lease. The initial payment shall occur upon installation of the Building Top Sign. The specific location and level of the Building Top Sign shall be mutually agreed upon by Landlord and Tenant. If the Building Top Sign has not been installed within twelve (12) months following the New Premises Commencement Date, Tenant’s rights under this Paragraph 11 with respect to the Building Top Sign shall be deemed null and void and of no further force or effect. Tenant shall maintain and repair all of Tenant’s signs at Tenant’s expense, or at Tenant’s option have Landlord maintain and repair all of Tenant’s signs at Tenant’s expense at a cost commensurate with market costs. Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense (except as otherwise set forth hereinabove), (i) cause all of Tenant’s signs to be removed from the exterior and interior of the Building, (ii) repair any damage caused by the removal of Tenant’s signs, and (iii) restore the underlying surfaces to the condition existing prior to the installation of Tenant’s signs or at Tenant’s option have Landlord do (i), (i) and (iii), at Tenant’s sole cost and expense, at a cost commensurate with market costs.

The sign rights granted herein are personal to the original Tenant executing this Amendment and may not be assigned, voluntarily or involuntarily, to any person or entity unless approved in writing by Landlord. The rights granted to the original Tenant hereunder are not assignable separate and apart from the Lease, as amended hereby, nor may any right granted herein be separated from the Lease, as amended hereby, in any manner, either by reservation or otherwise. Notwithstanding the foregoing, Tenant’s sign rights will be assignable to the surviving entity of a merger or acquisition pursuant to Section 13(f) of the Lease.

12. Broker. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than Grubb & Ellis Company, and that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Amendment other than Landlord’s broker. If Tenant has dealt with any person or real estate broker with respect to this Amendment, then Tenant shall be solely responsible for the payment of any fee due said person, broker or firm and Tenant shall indemnify and hold Landlord free and harmless from and against any and all claims, losses, damages, costs, expenses, actions or causes of action, liability, or judgments with respect thereto, including attorneys’ fees and court costs.

13. Inapplicable Provisions. Exhibit “D” to the Lease is hereby deleted as inapplicable to the New Premises.

14. Satellite Dish. Subject all applicable governmental laws, rules, regulations, codes, rules, ordinances and all conditions, covenants & restrictions of record affecting the Project, provided Tenant obtains Landlord’s prior written consent as to location, size, method of installation and screening of such equipment, which consent shall not be unreasonably withheld delayed, Tenant shall have a right to use a portion of the rooftop of the Building to install one satellite dish along with associated conduit to accommodate connectivity to the Premises, at no charge throughout the New Term, as Tenant may deem desirable for the operation of its business; provided, however, (i) Tenant shall enter into Landlord’s standard roof top license agreement in connection with any such rooftop use, (ii) Tenant shall pay for all

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costs of installation, screening, maintenance, repair and insurance of such roof top equipment, (iii) Landlord shall have approval rights as to location, size, configuration, method of installation and screening of all such equipment, (iv) no roof penetrations shall be made without obtaining Landlord’s consent, which consent shall not be unreasonably withheld or delayed, and (v) Tenant shall, at its own expense, promptly repair any damage or wear to the roof resulting from the installation and use of such equipment, and upon the expiration or earlier termination of the Lease, Tenant shall restore the Building and roof to the condition existing prior to the placement of Tenant’s satellite dish and the appurtenant conduit.

15. No Other Modifications. All terms and conditions of the Lease remain unchanged and in full force and effect, except as otherwise expressly set forth in this Amendment. To the extent of any conflict between the express terms of the Lease and the express terms of this Amendment, the express terms of this Amendment shall prevail and control.

IN WITNESS WHEREOF, the parties have each executed this Amendment as of the date set forth above.

“TENANT”		STARBASE CORPORATION, a Delaware corporation

By: /s/ DOUGLAS S. NORMAN
Print Name: Douglas S. Norman
(Vice) President: Chief Financial Officer
Date: 5/10/00

By:
Print Name:
(Vice) President:
Date:

“LANDLORD”		STARWOOD O.C. PORTFOLIO I, L.L.C., a Delaware limited liability company

	By:	Starwood O.C. Holdings, L.L.C., a Delaware limited liability company, its sole member

By: Transwestern O.C., L.L.C., a Delaware limited liability company a manager and member

By: Transwestern Investment Company, L.L.C., Its: Agent

By: /s/ STEPHEN D. MILLER Stephen D. Miller Vice President

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DEPICTION OF NEW PREMISES

[To Be Supplied]

[GRAPHIC APPEARS HERE]

EXHIBIT “A”

WORK LETTER AGREEMENT

[ALLOWANCE]

This WORK LETTER AGREEMENT (“Work Letter Agreement”) is entered into as of the 21 day of May, 2000 by and between STARWOOD O.C. PORTFOLIO I, L.L.C., a Delaware limited liability company (“Landlord”), and STARBASE CORPORATION, a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Concurrently with the execution of this Work Letter Agreement, Landlord and Tenant have entered into that certain First Amendment to Lease (the “Amendment”). The Amendment amends that certain Office Lease Agreement dated as of June 30, 1998 (as amended, the “Lease”), concerning certain premises (the “Existing Premises”) known as Suite 800 located on the eighth (8th) floor of that certain building in Hutton Centre at 4 Hutton Centre Drive, Santa Ana, California (the “Building”). All terms not defined herein have the same meaning as set forth in the Lease as amended by the Amendment. To the extent applicable, the provisions of the Lease as amended by the Amendment are incorporated herein by this reference.

B. The parties desire that the Existing Premises be expanded to include the entire ninth (9th) floor of the Building (the “Expansion Space”). The Existing Premises and the Expansion Space are collectively referred to hereinafter as the “New Premises.”

C. In order to induce Tenant to enter into the Amendment and in consideration of the mutual covenants hereinafter contained, Landlord and Tenant agree as follows with respect to improvements for the New Premises:

1. TENANT IMPROVEMENTS. As used in the Lease as amended by the Amendment, and this Work Letter Agreement, the term “Tenant Improvements” or “Tenant Improvement Work” means those items of general tenant improvement construction using Building standard materials shown on the Final Plans (described in Section 4 below), more particularly described in Section 5 below for the New Premises.

2. WORK SCHEDULE. As soon as practicable following the execution of this Work Letter Agreement, Landlord will deliver to Tenant, for Tenant’s review and approval, a schedule (“Work Schedule”) which will set forth the timetable for the planning and completion of the installation of the Tenant Improvements. The Work Schedule will set forth each of the various items of work to be done or approval to be given by Landlord and Tenant in connection with the completion of the Tenant Improvements. The Work Schedule will be submitted to Tenant for its approval, which approval Tenant agrees not to unreasonably withhold, and, once approved by both Landlord and Tenant, the Work Schedule will become the basis for completing the Tenant Improvements. All plans and drawings required by this Work Letter Agreement and all work performed pursuant thereto are to be prepared and performed in accordance with the Work Schedule. Landlord may, from time to time during construction of the Tenant Improvements, modify the Work Schedule as Landlord reasonably deems appropriate.

3. CONSTRUCTION REPRESENTATIVES. Landlord hereby appoints the following person(s) as Landlord’s representative (“Landlord’s Representative”) to act for Landlord in all matters covered by this Work Letter Agreement:                                         .

Tenant hereby appoints the following person(s) as Tenant’s representative (“Tenant’s Representative”) to act for Tenant in all matters covered by this Work Letter Agreement:                                         .

All communications with respect to the matters covered by this Work Letter Agreement shall be made to Landlord’s Representative or Tenant’s Representative, as the case may be, in writing in compliance with the notice provisions of the Lease. Either party may change its representative under this Work Letter Agreement at any time by written notice to the other party in compliance with the notice provisions of the Lease.

4. TENANT IMPROVEMENT PLANS.

(a) Preparation of Space Plans. In accordance with the Work Schedule, Tenant agrees to meet with Landlord’s architect and/or space planner for the purpose of promptly preparing preliminary space plans for the layout of the New Premises (“Space Plans”). The Space Plans are to be sufficient to convey the architectural design of the New Premises and layout of the Tenant Improvements therein and are to be submitted to Landlord in accordance with the Work Schedule for Landlord’s approval. If Landlord reasonably disapproves any aspect of the Space Plans, Landlord will advise Tenant in writing of such disapproval and the reasons therefor in accordance with the Work Schedule. Tenant will then submit to Landlord for Landlord’s approval, in accordance with the Work Schedule, a redesign of the Space Plans incorporating the revisions reasonably required by Landlord.

EXHIBIT “B”

(b) Preparation of Final Plans. Based on the approved Space Plans, and in accordance with the Work Schedule, Landlord’s architect will prepare such complete architectural plans, drawings and specifications and complete engineered mechanical, structural and electrical working drawings as Landlord may deem necessary for all of the Tenant Improvements for the New Premises (collectively, the “Final Plans”). The Final Plans will show: (a) the subdivision (including partitions and walls), layout, lighting, finish and decoration work (including carpeting and other floor coverings) for the New Premises; (b) all internal and external communications and utility facilities which will require conduiting or other improvements from the base Building shell work and/or within common areas; and (c) all other specifications for the Tenant Improvements. The Final Plans will be submitted to Tenant for signature to confirm that they are consistent with the Space Plans. If Tenant reasonably disapproves any aspect of the Final Plans based on any inconsistency with the Space Plans, Tenant agrees to advise Landlord in writing of such disapproval and the reasons therefor within the time frame set forth in the Work Schedule. In accordance with the Work Schedule, Landlord will then cause Landlord’s architect to redesign the Final Plans incorporating the revisions reasonably requested by Tenant so as to make the Final Plans consistent with the Space Plans.

(c) Requirements of Tenant’s Final Plans. Tenant’s Final Plans will include locations and complete dimensions, and the Tenant Improvements, as shown on the Final Plans, will: (i) be compatible with the Building shell and with the design, construction and equipment of the Building; (ii) be then compatible with and of at least equal quality as the standard construction materials used by Landlord in the Building (the “Standards”) and approved by Landlord; (iii) comply with all applicable laws, ordinances, rules and regulations of all governmental authorities having jurisdiction, and all applicable insurance regulations; (iv) not require Building service beyond the level normally provided to other tenants in the Building and will not overload the Building floors; and (v) be of a nature and quality consistent with the overall objectives of Landlord for the Building, as determined by Landlord in its reasonable but subjective discretion

(d) Submittal of Final Plans. Once approved by Landlord and Tenant, Landlord’s architect will submit the Final Plans to the appropriate governmental agencies for plan checking and the issuance of a building permit. Landlord’s architect, with Tenant’s cooperation, will make any changes to the Final Plans which are requested by the applicable governmental authorities to obtain the building permit. After approval of the Final Plans no further changes may be made without the prior written approval of both Landlord and Tenant, and then only after agreement by Tenant to pay any excess costs resulting from the design and/or construction of such changes. Tenant hereby acknowledges that any such changes will be subject to the terms of Section 10 below.

(e) Changes to Shell of Building. If the Final Plans or any amendment thereof or supplement thereto shall require changes in the Building shell, the increased cost of the Building shell work caused by such changes will be paid for by Tenant or charged against the “Allowance” described in Section 5 below.

(f) Work Cost Estimate and Statement. Prior to the commencement of construction of any of the Tenant Improvements shown on the Final Plans, Landlord will submit to Tenant a written estimate of the cost to complete the Tenant Improvement Work, which written estimate will be based on the Final Plans taking into account any modifications which may be required to reflect changes in the Final Plans required by the City or County in which the New Premises is located (the “Work Cost Estimate”). Tenant will either approve the Work Cost Estimate or disapprove specific items and submit to Landlord revisions to the Final Plans to reflect deletions of and/or substitutions for such disapproved items. Submission and approval of the Work Cost Estimate will proceed in accordance with the Work Schedule. Upon Tenant’s approval of the Work Cost Estimate (such approved Work Cost Estimate to be hereinafter known as the “Work Cost Statement”), Landlord will have the right to purchase materials and to commence the construction of the items included in the Work Cost Statement pursuant to Section 6 hereof. If the total costs reflected in the Work Cost Statement exceed the Allowance as described in Section 5(b) below, Tenant agrees to pay such excess, as additional rent, within fifteen (15) business days after Tenant’s approval of the Work Cost Estimate or amortize such excess pursuant to Section 5(b) below. Throughout the course of construction, any differences between the estimated Work Cost in the Work Cost Statement and the actual Work Cost will be determined by Landlord and appropriate adjustments and payments by Landlord or Tenant, as the case may be, will be made within ten (10) business days thereafter, or amortize such excess pursuant to Section 5(b) below.

5. PAYMENT FOR THE TENANT IMPROVEMENTS.

(a) Allowance. Landlord hereby grants to Tenant a tenant improvement allowance of $9.00 per usable square foot of the New Premises, i.e., Three Hundred Forty Five Thousand, Five Hundred Nineteen and No/100 Dollars ($345,519.00) (the “Allowance”). Landlord and Tenant hereby acknowledge that the Allowance includes the $4.00 per usable square foot “Expansion Space Allowance” described in Exhibit “D” to the original Lease which was never used by Tenant. The Allowance is to be used only for:

(i) Payment of the cost of preparing the Space Plans and the Final Plans, including mechanical,electrical, plumbing and structural drawings and of all other aspects necessary to complete the Final Plans. The Allowance may be used for the payment of extraordinary design work not consistent with the scope of the Standards (i.e., above-standard design work); or for payments to any other consultants, designers or architects other than Landlord’s architect and/or Tenant’s architect, provided, however that total expenditures for architectural services shall not exceed $2.00 per usable square foot,

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(ii) The payment of plan check, permit and license fees relating to construction of the Tenant Improvements.

(iii) Construction of the Tenant Improvements, including, without limitation, the following:

(aa) Installation within the New Premises of all partitioning, doors, floor coverings, ceilings, wall coverings and painting, millwork and similar items;

(bb) All electrical wiring, lighting fixtures, outlets and switches, and other electrical work necessary for the New Premises;

(cc) The furnishing and installation of all duct work, terminal boxes, diffusers and accessories necessary for the heating, ventilation and air conditioning systems within the New Premises, including the cost of meter and key control for after-hour air conditioning;

(dd) Any additional improvements to the New Premises required for Tenant’s use of the New Premises including, but not limited to, odor control, special heating, ventilation and air conditioning, noise or vibration control or other special systems or improvements and telephone and data cabling;

(ee) All fire and life safety control systems such as fire walls, sprinklers, halon, fire alarms, including piping, wiring and accessories, necessary for the New Premises;

(ff) All plumbing, fixtures, pipes and accessories necessary for the New Premises;

(gg) Testing and inspection costs; and

(hh) Signage costs;

(ii) Labor costs associated with temporarily moving/relocating Tenant’s furniture/furniture systems as required to complete the Tenant Improvements; and

(jj) Fees for the contractor and Landlord’s tenant improvement coordinator including, but not limited to, fees and costs attributable to general conditions associated with the construction of the Tenant Improvements, such as contractor’s overhead and Landlord’s standard five percent (5%) construction management fee for Landlord’s tenant improvement coordinator.

(b) Excess Costs. The cost of each item referenced in Section 5(a) above shall be charged against the Allowance. If the Work Cost exceeds the Allowance, Tenant agrees to pay to Landlord such excess including a five percent (5%) fee for the tenant improvement coordinator associated with the supervision of such excess work prior to the commencement of construction within five (5) business days after invoice therefor (less any sums previously paid by Tenant for such excess pursuant to the Work Cost Estimate). Notwithstanding the foregoing, Tenant shall have the right to amortize up to a maximum of $4.00 per usable square foot of the New Premises, i.e., One Hundred Fifty Three Thousand Five Hundred Sixty Four Dollars ($153,564) of any excess costs above the Allowance over the New Term with interest at twelve percent (12%) per annum. Such excess costs shall be due and payable in equal monthly installments concurrently with Tenant’s monthly payments of Base Rental under the Lease as amended by the Amendment. In no event will the Allowance be used to pay for Tenant’s furniture, artifacts, equipment, telephone systems or any other item of personal property which is not affixed to the New Premises.

(c) Changes. If, after the Final Plans have been prepared and the Work Cost Statement has been established, Tenant requires any changes or substitutions to the Final Plans, any additional costs related thereto, including a five percent (5%) fee for Landlord’s tenant improvement coordinator associated with the supervision of such changes or substitutions, are to be paid by Tenant to Landlord prior to the commencement of construction of the Tenant Improvements provided, however, that Landlord will first apply toward any such increase any remaining balance of the Allowance or shall amortize such increase pursuant to Section 5(b) above if there is no balance left in the Allowance. Any changes to the Final Plans will be approved by Landlord and Tenant in the manner set forth in Section 4 above and will, if necessary, require the Work Cost Statement to be revised and agreed upon between Landlord and Tenant in the manner set forth in Section 4(f) above. Landlord will have the right to decline Tenant’s request for a change to the Final Plans if such changes are inconsistent with the provisions of Section 4 above.

(d) Governmental Cost Increases. If increases in the cost of the Tenant Improvements as set forth in the Work Cost Statement are due to requirements of any governmental agency, Tenant agrees to pay Landlord the amount of such increase, including a five percent (5%) fee for the tenant improvement coordinator associated with the supervision of such additional work, within five (5) days of Landlord’s invoice therefor; provided, however, that Landlord will first apply toward any such increase any remaining balance of the Allowance provided, however, that Landlord will first apply toward any such increase any remaining balance of the Allowance or shall amortize such increase pursuant to Section 5(b) above if there is no balance left in the Allowance.

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(e) Unused Allowance Amounts. Any unused portion of the Allowance upon completion of the Tenant Improvements shall not be refunded to Tenant or be available to Tenant as a credit against any obligations of Tenant under the Lease as amended by the Amendment.

6. CONSTRUCTION OF TENANT IMPROVEMENTS. Until Tenant approves the Final Plans and Work Cost Statement, Landlord will be under no obligation to cause the construction of any of the Tenant Improvements. Following Tenant’s approval of the Work Cost Statement described in Section 4(f) above and upon Tenant’s payment of the total amount by which such Work Cost Statement exceeds the Allowance, if any, Landlord’s contractor will commence and diligently proceed with the construction of the Tenant Improvements, subject to Tenant Delays (as described in Section 9 below) and Force Majeure Delays (as described in Section 10 below).

The Tenant Improvements shall be performed during normal business hours or after normal business hours as necessary within the Existing Premises. Tenant shall remain in possession of the Existing Premises and shall not be entitled to any abatement of rent or other damages for any inconvenience Tenant may suffer during such time. Landlord and Tenant shall cooperate and cause their respective employees, agents and contractors to cooperate with the other during said period to expedite completion of the Tenant Improvements as well as to minimize any unreasonable interference with Tenant’s business operations in the Existing Premises. Such cooperation by Tenant shall include, without limitation, moving and/or other temporary relocation of furniture and fixtures as necessary to complete the Tenant Improvements in an expeditious manner.

7. FREIGHT/CONSTRUCTION ELEVATOR. As applicable, Landlord will, consistent with its obligation to other tenants in the Building, if appropriate and necessary, make the freight/construction elevator reasonably available to Tenant in connection with the initial decorating, furnishing and moving into the Expansion Space.

8. NEW PREMISES COMMENCEMENT DATE AND SUBSTANTIAL COMPLETION.

(a) New Premises Commencement Date. The term of the Lease as to the New Premises will commence on the date (the “New Premises Commencement Date”) which is the earlier of: (i) the date Tenant moves into the Expansion Space to commence operation of its business in all or any portion of the Expansion Space; or (ii) the date the Tenant Improvements have been “substantially completed” (as defined below); provided, however, that if substantial completion of the Tenant Improvements is delayed as a result of any Tenant Delays described in Section 9 below, then the New Premises Commencement Date as would otherwise have been established pursuant to this Section 8(a)(ii) will be accelerated by the number of days of such Tenant Delays.

(b) Substantial Completion; Punch-List. For purposes of Section 8(a)(ii) above, the Tenant Improvements will be deemed to be “substantially completed” when Landlord’s contractor certifies in writing to Landlord and Tenant that Landlord: (a) is able to provide Tenant with reasonable access to the Expansion Space; (b) has substantially performed all of the Tenant Improvement Work required to be performed by Landlord under this Work Letter Agreement, other than decoration and minor “punch-list” type items and adjustments which do not materially interfere with Tenant’s access to or use of the Expansion Space; and (c) has obtained a temporary certificate of occupancy or other required equivalent approval from the local governmental authority permitting occupancy of the Expansion Space. Within ten (10) days after receipt of such certificate from Landlord’s contractor, Tenant will conduct a walk-through inspection of the Expansion Space with Landlord and provide to Landlord a written punch-list specifying those decoration and other punch-list items which require completion, which items Landlord will thereafter diligently complete.

(c) Delivery of Possession. Landlord agrees to deliver possession of the Expansion Space to Tenant when the Tenant Improvements for the Expansion Space have been substantially completed in accordance with Section (b) above. The parties estimate that Landlord will deliver possession of the Expansion Space to Tenant and the New Term will commence on or before September 1, 2000. Subject to the terms and conditions of the Amendment, Landlord agrees to use its commercially reasonable efforts to cause the Expansion Space to be substantially completed on or before September 1, 2000. Tenant agrees that if Landlord is unable to deliver possession of the Expansion Space to Tenant on or prior to September 1, 2000, the Amendment will not be void or voidable, nor will Landlord be liable to Tenant for any loss or damage resulting therefrom. Landlord shall deliver the Expansion Space to Tenant broom clean, with all Building systems operating and in good working order.

Notwithstanding the foregoing, Tenant shall be entitled to occupy the ninth (9th) floor for fourteen (14) days prior to the New Premises Commencement Date for purposes of installing Tenant’s furniture, fixtures and equipment (“Tenant’s Work”). Tenant’s Work shall be performed by Tenant at its sole cost and expense. Such early occupancy shall be subject to all of the terms and conditions of the Lease as amended by the Amendment, including, without limitation, the provisions of Sections 15 through 18, except that provided Tenant does not commence the operation of business from the ninth (9th) floor, Tenant will not be obligated to pay Base Rental or any additional rent during such early occupancy period. Tenant shall provide Landlord with prior notice of any such intended early occupancy so as not to interfere with Landlord in the completion of the Tenant Improvements for the New Premises.

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9. TENANT DELAYS. For purposes of this Work Letter Agreement, “Tenant Delays” means any delay in the completion of the Tenant Improvements resulting from any or all of the following: (a) Tenant’s failure to timely perform any of its obligations pursuant to this Work Letter Agreement, including any failure to complete, on or before the due date therefor, any action item which is Tenant’s responsibility pursuant to the Work Schedule delivered by Landlord to Tenant pursuant to this Work Letter Agreement; (b) Tenant’s changes to Space Plans or Final Plans after Landlord’s approval thereof; (c) Tenant’s request for materials, finishes, or installations which are not readily available or which are incompatible with the Standards; (d) any delay of Tenant in making payment to Landlord for Tenant’s share of the Work Cost; or (e) any other act or failure to act by Tenant, Tenant’s employees, agents, architects, independent contractors, consultants and/or any other person performing or required to perform services on behalf of Tenant.

10. FORCE MAJEURE DELAYS. For purposes of this Work Letter, “Force Majeure Delays” means that if either party hereto is delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, governmental moratorium or other governmental action or inaction (including failure, refusal or delay in issuing permits, approvals and/or authorizations), injunction or court order, riots, insurrection, war, fire, earthquake, flood or other natural disaster or other reason of a like nature not the fault of the party delaying in performing work or doing acts required under the terms of the Lease (but excluding delays due to financial inability) (herein collectively, “Force Majeure Delays”), then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

11. LANDLORD’S WORK. Landlord, at Landlord’s sole cost and expense, and not as part of the Allowance, shall be responsible for renovating the common hallways and lobbies within the New Premises using Building standard colors and materials mutually selected by Landlord and Tenant (“Landlord’s Work”). Landlord shall perform Landlord’s Work concurrently with the completion of the Tenant Improvements.

IN WITNESS WHEREOF, the undersigned Landlord and Tenant have caused this Work Letter to be duly executed by their duly authorized signatories as of the date of the Amendment.

“LANDLORD”		STARWOOD O.C. PORTFOLIO I, L.L.C. a Delaware limited liability company

	By:	Starwood O.C. Holdings, L.L.C . a Delaware limited liability company, its sole member

By: Transwestern O.C., L.L.C., a Delaware limited liability company, a manager and member

By: Transwestern Investment Company, L.L.C., Its: Agent

By: /s/ STEPHEN D. MILLER Stephen D. Miller Vice President

“TENANT”		STARBASE CORPORATION, a Delaware corporation

By: /s/ DOUGLAS S. NORMAN
Print Name: DOUGLAS S. NORMAN
(Vice) President: Chief Financial Officer
Date: 5/10/00

By:
Print Name:
Assistant Secretary
Date:

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